UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

BEAZER HOMES USA, INC. (Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

FROM OUR
CHAIRMAN
Dear Fellow Stockholders:
We finished fiscal 2022 with excellent financial results. During the course of the year, our team successfully navigated complex supply chain challenges and a changing demand environment, which allowed us to generate historically strong financial results and exceed the strategic objectives we established at the beginning of the year. We grew Adjusted EBITDA by nearly 41%, leading to more than $7 in earnings per share; we reached our long-standing deleveraging goal by reducing debt below $1 billion; and we increased our active lot position by almost 14%, primarily by securing option lots.
We continued to expand our commitment to our ongoing ESG initiatives. On the Social side, we completed the rollout of Charity Title, our title agency business committed to contributing 100% of its profits to charity. In fiscal 2022, Charity Title contributed more than $1.5 million to numerous 501(c)(3) organizations supporting the communities in which our customers and employees live and work. On the Environmental side, we continued to improve the industry-leading energy efficiency of our homes. We were pleased to be named ENERGY STAR® Partner of the Year for the seventh straight year, and we remain on track to meet our commitment to build 100% of our homes Net Zero Energy Ready by the end of 2025. You can read more about our progress on ESG initiatives beginning on page 5 below.
During fiscal 2022, we held more than 90 meetings with investors. These conversations covered a wide range of topics, including our strategy, our key performance measures, our ESG initiatives and our approach to compensation. We listened closely and our Board and committees implemented several meaningful initiatives based on these engagements. With respect to executive compensation specifically, we believe pay and performance were strongly linked in fiscal 2022, supporting our key financial, operational and strategic objectives, and aligning our compensation program with best practice principles. Based on the feedback we received from investors during the year, we believe our compensation philosophy is in alignment with their views, while also continuing to reinforce our strategic priorities. We, therefore, respectfully request your support this year on our annual say-on-pay proposal.

We had an impressive fiscal 2022, but we are acutely aware of the challenges we face headed into 2023. Our long-term Balanced Growth strategy has served us well in recent years – leading to improved returns from a less leveraged and more efficient balance sheet. We’ll continue along this course in 2023, aided by a sizable and efficiently controlled land position and durable competitive strategies to compete for buyers. Our team is battle tested and ready to work through the currently challenging environment.

ALLAN P. MERRILL
Chairman, President and Chief Executive Officer
Beazer Homes USA, Inc.
December 21, 2022

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on February 9, 2023:
This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended
September 30, 2022, are available free of charge on the Company’s website at
http://www.beazer.com

PROXY
STATEMENT SUMMARY
This summary provides an overview of the information contained within this proxy statement. We encourage you to read the entire proxy statement prior to voting.
ANNUAL MEETING OF STOCKHOLDERS ROADMAP
ANNUAL MEETING

When:	Thursday, February 9, 2023 8:30 a.m. (Eastern time)	Where:	Hyatt Regency Atlanta Perimeter at Villa Christina 4000 Summit Boulevard Atlanta, Georgia 30319
Stockholders of record as of the close of business on December 15, 2022 are entitled to notice of, and to vote at, the annual meeting.
This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, are available on the Company’s website at www.beazer.com.
On December 21, 2022, we began mailing this proxy statement to stockholders who requested paper copies.
For instructions on voting, please refer to the Notice of Internet Availability of Proxy Materials you received by mail or the section entitled “How to Vote” beginning on page 2 of this proxy statement. If you received a paper copy of this proxy statement, please refer to the enclosed proxy card.
Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to vote as soon as possible.
VOTING MATTERS

PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE
Election of directors	For Each Nominee	15
Ratification of appointment of independent auditors	For	22
Approval of an advisory vote on executive compensation	For	24
Approval of an advisory vote on the frequency of our stockholder vote to approve executive compensation (annually, every two years or every three years)	Annually	25

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2022
BUSINESS HIGHLIGHTS
Here are several highlights of our financial and operational achievements in fiscal 2022 and comparison to fiscal 2021:

FINANCIAL
$2.3 BILLION	Revenue
Achieved a 8.2% year-over-year increase in homebuilding revenue, despite a 10.0% decrease in home closings
$220.7 MILLION	Net Income
Generated net income from continuing operations of $220.7 million, or $7.17 per diluted share, compared to $122.2 million in fiscal 2021
$370.1 MILLION	Adjusted EBITDA
Achieved $370.1 million in Adjusted EBITDA, an increase of $107.4 million, or 40.9%
$74.4 MILLION	Debt Reduction
Reduced our outstanding debt by $74.4 million, achieving our goal of reducing debt below $1.0 billion by fiscal year end

OPERATIONAL
2.8 SALES PACE	Sales Pace Achieved average monthly home sales pace per community of 2.8, a decrease of 22.7%
$573.6 MILLION	Land Acquisition and Land Development Spending
Spent $573.6 million on land acquisition and land development, a decrease of 3.7%
$1.1 BILLION	Dollar Value of Backlog
Ended the year with dollar value of homes in backlog of $1.1 billion, representing 2,091 homes, compared to $1.3 billion, representing 2,786 homes, at the end of fiscal 2021
$484,100	Average Selling Price
Average selling price (ASP) for our homes was $484,100, reflecting an increase of more than 20%
120 COMMUNITIES	Average Community Count
Average active community count was 120, a decrease of 5.6%
25,170 LOTS	Number of Controlled Lots
Ended the year with 25,170 lots controlled either through ownership or options to purchase, an increase of 14.5%

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In fiscal 2023, we are selectively adjusting prices, incentive and/or specification levels as necessary to enhance buyer affordability and address the weak demand environment. We are also pursuing reductions in our construction costs and improvements in our construction cycle times. From a capital standpoint, we anticipate adhering to our long-standing Balanced Growth Strategy. We anticipate that this will enhance our strong liquidity position while investing sufficiently in land and land development to ensure we achieve community count growth in both 2023 and 2024.

Please see Annex I for a reconciliation of non-GAAP measures to GAAP measures. Statements regarding goals, aspirations, strategies or future initiatives and their expected results are forward-looking statements, which involve known and unknown risks, uncertainties and other factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

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CORPORATE
GOVERNANCE HIGHLIGHTS (PGS. 9-14)

✓	Annual election of all directors	✓	Double triggers for both cash severance and accelerated vesting of equity upon a change of control
✓	Significant director refreshment over last four years, reducing average tenure from 10.4 years to 6.6 years	✓	Robust and thorough Board, committee and director evaluation practices to enhance effectiveness
✓	Majority vote standard for the election of directors, with a director resignation policy	✓	Long-standing stockholder engagement practices
✓	Meaningful officer and director stock ownership and holding requirements	✓	No tax gross-ups in connection with severance or change of control
✓	Clawbacks of incentive awards upon certain events, including restatements	✓	Board engagement and oversight on all ESG matters
✓	Policies against hedging, pledging and stock option repricing

STOCKHOLDER
ENGAGEMENT
We are committed to a robust stockholder engagement program. Our Board values our stockholders’ perspectives. Feedback from stockholders on our business, executive compensation program and ESG matters represent important considerations for Board discussions throughout the year. Over the course of the year, we held more than 90 meetings with investors.
Our Board maintains a process for stockholders and interested parties to communicate with the Board. Stockholders and interested parties may write or call our Board as provided under “ESG — Corporate Governance Overview” on pages 9-14.

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BOARD
NOMINEES (PGS. 15-19)
Below are the directors nominated for election by stockholders at the annual meeting. The Board recommends a vote “FOR” each of the directors.

	AGE	SERVING SINCE	PRINCIPAL OCCUPATION	INDEPENDENT
Elizabeth S. Acton	71	2012	Former Executive Vice President Finance and Chief Financial Officer Comerica Incorporated	Yes
Lloyd E. Johnson	68	2021	Former Global Managing Director, Finance and Internal Audit Accenture Corporation	Yes
Allan P. Merrill*	56	2011	President and Chief Executive Officer Beazer Homes USA, Inc.	No
Peter M. Orser	66	2016	Former President and Chief Executive Officer Weyerhaeuser Real Estate Company	Yes
Norma A. Provencio**	65	2009	President and Owner Provencio Advisory Services Inc.	Yes
Danny R. Shepherd	71	2016	Former Vice Chairman, Senior Vice President, Executive Vice President and Chief Operating Officer Vulcan Materials Company	Yes
David J. Spitz	50	2019	Former Chief Executive Officer ChannelAdvisor Corp.	Yes
C. Christian Winkle	59	2019	Former Chief Executive Officer Sunrise Senior Living	Yes
*Chairman
**Lead Director

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BOARD AND
COMMITTEE COMPOSITION (PG. 11)
The standing committees of the Board are the Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee and Finance Committee. Below are our current directors and their committee memberships. Each of our directors attended at least 93% of the regularly scheduled Board and committee meetings during fiscal 2022, with seven of eight attending 100% of such meetings.

	AUDIT	COMPENSATION	NOMINATING/CORPORATE GOVERNANCE	FINANCE
Elizabeth S. Acton	●			●
Lloyd E. Johnson	●	●
Allan P. Merrill
Peter M. Orser		●		●
Norma A. Provencio*		●	●
Danny R. Shepherd	●		●
David J. Spitz		●	●
C. Christian Winkle	●			●
●Chair
* Lead Director

Gender Diversity
25%
Women
Men
Women

Racial/Ethnic Diversity
25%
Racial/Ethnic
Diversity
Minority
Non-Minority

Average Years of Tenure
2018
10.4
2022
6.6

Balanced Tenures
> 7
Years
3
4-7
Years
2
< 4
Years
3

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KEY
QUALIFICATIONS
The following are several of the key qualifications, skills and experience of our Board nominees that we believe are uniquely important to our business.

Director	Homebuilding/Construction Industry Experience	CEO/COO Experience	CFO/Accounting/Finance Experience	Public Company Board Experience	Corporate Governance/Ethics	Risk Management	Marketing/Sales Expertise	ESG Expertise	Cybersecurity
Acton			●	●		●
Johnson	●		●	●	●	●		●	●
Merrill	●	●	●	●	●	●	●	●
Orser	●	●		●			●	●
Provencio			●	●	●	●		●
Shepherd	●	●	●	●	●	●	●	●
Spitz		●		●	●		●	●	●
Winkle		●	●	●		●
Total	4	5	6	8	5	6	4	6	2
The lack of a designation for a director under a category in the above chart does not mean that he or she does not possess that particular qualification, skill or experience. The marks above simply indicate that the characteristic is one for which the director is especially well known among our Board.
We believe our Board reflects the broad expertise and perspective needed to govern our business and constructively engage with senior management.
HOW
WE PAY
Our executive compensation program is composed of the following elements:

✓	Base salary	✓	Long-term incentive compensation, with the majority of target award opportunities tied to multi-year performance goals and payable in stock and cash, as well as restricted stock
✓	Short-term incentive compensation, based on performance	✓	Benefits available to all employees

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2022
EXECUTIVE COMPENSATION HIGHLIGHTS

Base Salaries (PG. 33)
Mr. Merrill's base salary for fiscal 2022 was increased by 2.6% to $1 million; Mr. Goldberg's base salary for fiscal 2022 was increased by 17.6% to $500,000; and Mr. Belknap's base salary for fiscal 2022 was increased by 6.5% to $575,000. These salary adjustments for our named executive officers (NEOs) were approved by the Compensation Committee to align salaries more closely with the 2022 Peer Group 50th percentile, individually and in the aggregate, and, in the case of Mr. Goldberg, as a continuation of the multi-year adjustment process associated with his promotion to Chief Financial Officer in November 2020.

Short-Term Incentive Opportunities (PGS. 34-35)
The target short-term incentive award opportunities for our NEOs (expressed as percentages of base salary) were 200% for Mr. Merrill, compared to 175% in fiscal 2021,125% for Mr. Goldberg, compared to 100% in fiscal 2021, and 125% for Mr. Belknap, which was unchanged from fiscal 2021. The Committee approved the adjustments for Mr. Merrill and Mr. Goldberg to align all of the NEOs' incentive award opportunities more closely with the 2022 Peer Group 50th percentile, individually and in the aggregate, and, in the case of Mr. Goldberg, as a continuation of the multi-year adjustment process associated with his promotion to Chief Financial Officer in November 2020. The Committee determined that our NEOs would be eligible to receive an award for the operational components of the 2022 short-term bonus opportunity only if threshold Bonus Plan EBITDA (defined on page 28) was achieved. The Committee retained the discretion to deduct from awards earned for any reason.

Long-Term Incentive Opportunities (PGS. 36-39)
For the 2020-2022 long-term incentive performance period, the target incentive award opportunities for our NEOs (expressed as percentages of base salary) were 300% for Mr. Merrill, 100% for Mr. Goldberg and 175% for Mr. Belknap. For this performance period, the Committee awarded one-third of the target award opportunity in restricted stock that vested ratably over 3 years and the remaining two-thirds of the opportunity in performance shares, the vesting of which was tied to the achievement of specific multi-year performance goals.
For the 2022-2024 long-term performance period, the target incentive award opportunities (expressed as a percentage of base salary) are 300% for Mr. Merrill, 175% for Mr. Goldberg and 175% for Mr. Belknap. The Committee approved a year-over-year increase of 25% for Mr. Goldberg to align all of the NEOs' incentive award opportunities more closely with the 2022 Peer Group 50th percentile, individually and in the aggregate, and as a continuation of the multi-year adjustment process associated with his promotion to Chief Financial Officer in November 2020. For this performance period, the Committee tied one-third of the target award opportunity to restricted stock and two-thirds to the achievement of specific multi-year performance goals, with one-half of any earned performance awards payable in cash and one-half in shares.
For each of these long-term incentive performance periods, the Committee continued to include a relative total shareholder return (TSR) modifier to NEO performance shares and performance cash awards, which could result in an adjustment to any earned awards (by up to +/- 20%).
COMPENSATION OUTCOMES (PGS. 35 and 38-39)
Compensation outcomes from performance incentives were well-aligned with Company and management team performance during fiscal 2022. Based on actual vs. planned outcomes for the financial and operational performance factors, our NEOs earned 184% of target short-term incentive award opportunities. As described more fully in the Compensation Discussion and Analysis, the large majority (75%) of short-term incentive award opportunities for our NEOs were tied to Bonus Plan EBITDA, and actual results for this metric exceeded the maximum performance hurdle and represented a 39.34% increase year-over-year.

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For the 2020-2022 long-term incentive performance period, results for two of the three performance metrics were well above the maximum performance levels, which yielded a payout equal to 140% of the target award opportunity after applying a negative 20% TSR modifier. Metrics for this performance period included cumulative pre-tax income, return on assets and expansion of our Gatherings® communities, which were then collectively subject to the TSR modifier based on the Company's three-year relative TSR performance vs. the S&P Homebuilders Select Industry Index.
RATIFICATION OF
INDEPENDENT AUDITORS (PG. 22)
Although stockholder ratification is not required, the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2023 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. The Board recommends a vote “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent auditors.

ix

TABLE OF

x

2022 Business Highlights	27
Fiscal 2022 Compensation Highlights	29

xi

PROXY
STATEMENT
GENERAL

This proxy statement contains information about the 2023 annual meeting of stockholders of Beazer Homes USA, Inc. In this proxy statement, both “Beazer” and the “Company” refer to Beazer Homes USA, Inc. This proxy statement and the enclosed proxy card are being made available to you by the Company’s Board of Directors starting on or about December 21, 2022.
PURPOSE OF THE ANNUAL MEETING

At the Company’s annual meeting, stockholders will vote on the following matters:

Proposal 1: election of directors;

Proposal 2: ratification of appointment of Deloitte & Touche LLP as the Company’s independent auditors;

Proposal 3: approval of an advisory vote on the compensation of the Company’s named executive officers;

Proposal 4: approval of an advisory vote on the frequency of our stockholder advisory vote regarding the compensation of the Company’s named executive officers; and

Transaction of any other business that properly comes before the meeting or any adjournments or postponements thereof. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

WHO CAN VOTE

Only stockholders of record holding shares of Beazer common stock at the close of business on the record date, December 15, 2022, are entitled to receive notice of the annual meeting and to vote the shares of Beazer common stock they held on that date. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any Beazer stockholder at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.
As of December 15, 2022, there were 31,347,439 shares of Beazer common stock issued and outstanding. Holders of Beazer common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.

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HOW TO VOTE

If your shares of Beazer common stock are held by a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. As further described below, if your shares are held in street name and you do not give your broker, bank or other nominee specific instructions on how to vote your shares, the entity holding your shares may vote them at its discretion on any “routine” matters; however, your shares will not be voted on any “non-routine” matters. An absence of voting instructions on any “non-routine” matters will result in a “broker non-vote.”

The only “routine” matter to be acted upon at the annual meeting is Proposal No. 2: ratification of appointment of Deloitee & Touche LLP as the Company’s independent auditors. All other matters to be acted upon at the annual meeting are “non-routine” matters. Accordingly, if you hold all or any portion of your shares in street name and you do not give your broker, bank or other nominee specific instructions on how to vote your shares, your shares will not be voted on any of the following “non-routine” matters:

Proposal 1: election of directors;
Proposal 3: approval of an advisory vote on the compensation of the Company’s named executive officers; and
Proposal 4: approval of an advisory vote on the frequency of our stockholder advisory vote to approve the compensation of the Company’s named executive officers.
If you hold shares of Beazer common stock in your own name (as a “stockholder of record”), you may vote your shares:

over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials;
if you requested to receive printed proxy materials, by using the toll-free telephone number listed on the enclosed proxy card (specific directions for using the telephone voting system are included on the proxy card); or
if you requested to receive printed proxy materials, by marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Whichever method you use, your shares of Beazer common stock will be voted as you direct. If you designate the proxies named in these proxy materials to vote on your behalf, but do not specify how to vote your shares, they will be voted:

FOR the election of the director nominees;
FOR the ratification of appointment of Deloitte & Touche LLP as the Company’s independent auditors;
FOR approval of the compensation of the Company’s named executive officers;
FOR approval of the Board of Directors' recommendation to conduct an advisory vote of the stockholders to approve compensation of the Company’s named executive officers on an annual basis; and
In accordance with the judgment of the persons designated or named as proxies on any other matter properly brought before the meeting or any adjournments or postponements of the annual meeting.

REVOKING A PROXY

You may revoke your proxy by submitting a new proxy with a later date by Internet, telephone or mail (if applicable), by voting at the meeting, or by filing a written revocation with Beazer’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy. If you vote in advance using one of the above methods, you may still attend and vote at the meeting.

2

QUORUM

A majority of the shares of Beazer common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the business of the annual meeting to be conducted. If your shares are present in person or by proxy, your shares will be part of the quorum.
VOTES NEEDED

Election of Directors
You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. In order to be elected, the number of votes FOR a director must exceed the number of votes AGAINST such director. As set forth in our bylaws, only votes FOR or AGAINST the election of a director nominee will be counted. ABSTENTIONS and broker non-votes count for quorum purposes, but not for purposes of the election of directors. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and will have no effect on the outcome of the vote.
Ratification of Appointment of Independent Auditors
You may vote FOR or AGAINST the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors or you may ABSTAIN. A majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote must be voted FOR approval of this matter in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes are not applicable to this matter. A vote to ABSTAIN will have the effect of a vote AGAINST the matter.
Approval of an Advisory Vote on the Compensation of Our Named Executive Officers
You may vote FOR or AGAINST the approval of the compensation of our named executive officers or you may ABSTAIN. A majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote must be voted FOR approval of this matter in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will not be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST the matter. As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee will consider the outcome of this vote when making future compensation decisions for our executive officers.
Approval of an Advisory Vote on the Frequency of our Stockholder Advisory Vote on the Compensation of Our Named Executive Officers
You may vote for ONE YEAR, TWO YEARS or THREE YEARS regarding the frequency of a stockholder advisory vote on the compensation of the Company's named executive officers or you may ABSTAIN. The alternative among ONE YEAR, TWO YEARS or THREE YEARS that receives the highest number of votes from the holders of shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote will be deemed to be the frequency preferred by our stockholders. ABSTENTIONS and broker non-votes will not be counted as shares entitled to vote on this matter and will therefore have no effect on this matter. As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee will consider the outcome of this vote when making future named executive officer compensation advisory vote frequency decisions.
Other Business
The affirmative vote of a majority of the shares cast at the annual meeting is required for approval of any other business that may properly come before the meeting or any adjournments or postponements thereof. Only votes FOR or AGAINST

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approval of any other business will be counted. Abstentions and broker non-votes count for quorum purposes, but not for the voting on the approval of such other business.
WHO COUNTS THE VOTES

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of the election.
EXPENSES OF SOLICITATION

Expenses incurred in connection with the solicitation of proxies will be paid by the Company. In addition, we have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $19,500 plus costs and expenses incurred by MacKenzie. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

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ESG
ENVIRONMENTAL, SOCIAL AND GOVERNANCE
We continue to view our ESG program as a key focus of our strategic planning and risk oversight responsibilities and a process of ongoing improvement. Accordingly, we look for ways to measure, monitor and reduce our carbon footprint and waste, equally and equitably employ and retain diverse talent across our organization and facilitate access to energy-efficient, lower cost of home ownership. As with all things we do, we pursue our ESG initiatives with a commitment to upholding our code of business ethics and our corporate governance principles.
We posted on our website in fiscal 2022 our inaugural ESG Summary, which contains more detailed information on our ESG-related initiatives, as well as metrics that are responsive to sustainability accounting standards promulgated by the Sustainability Accounting Standards Board (SASB) for companies within the homebuilding industry. The following pages highlight several aspects of our ESG program.
ESG
ENVIRONMENTAL HIGHLIGHTS
CLIMATE CHANGE ADAPTATION AND RESOURCE EFFICIENCY

In 2022, we continued to expand upon our commitment to design and build energy-efficient homes to lessen the negative impacts on our environment and create durable and growing value for our customers. We work with industry-leading partners who value innovation and quality and embrace environmentally friendly processes and objectives. We also use advanced construction practices and materials designed to provide our customers with lower carbon producing, energy-efficient homes that have demonstrated high-performance and lower costs of ownership. Examples of our commitment to the environment include our approach to land acquisition, planning and development, our Net Zero Energy Ready commitment described below and our use of third-party programs such as ENERGY STAR® and Indoor airPLUS.

In 2022, we received the 2022 ENERGY STAR Partner of the Year—Sustained Excellence Award from the EPA for the seventh consecutive year. As reported at www.energystar.gov, ENERGY STAR certified homes are at least 10% more energy efficient than those built to code and achieve a 20% improvement on average.

In addition to our partnership with the EPA’s ENERGY STAR program, we incorporate a variety of energy-efficient and high-quality products into our homes that also reduce waste output, including those relating to insulation, air and water sealing and technologies. Since 2010, we have installed EPA-certified WaterSense fixtures in 100% of our homes to provide homeowners with increased water efficiency. More recently, we began designing and building homes in accordance with the EPA’s Indoor airPLUS specifications, which provides our homeowners with better comfort, durability and indoor air quality.
ENERGY EFFICIENCY RATING

The Home Energy Rating System (HERS®) is the industry-leading home building scoring system developed by the Residential Energy Services Network (RESNET) for inspecting and calculating a home’s energy performance after construction is complete. The HERS methodology measures the energy efficiency of a home on an easy-to-understand

5

scale: the lower the HERS Index Score, the more energy efficient the home and the more it reduces greenhouse gas (GHG) emissions over its lifetime.
Beazer Homes always reports its average HERS Index Scores as "gross" scores. A gross HERS Index Score is a more rigorous standard because it excludes the benefit of renewable energy technologies (for example, a solar-photovoltaic system). The average HERS Index Score for Beazer built homes delivered in fiscal 2022 was 54. For context, the Department of Energy estimates that a typical resale home has a HERS score of 130 while a home built to 2006 energy efficiency standards scores 100. According to RESNET, a home with a HERS score of 50 is 50% more efficient than a standard new home and 80% more energy efficient than the HERS Reference Home (equivalent to the 2006 IECC).

BEAZER HOMES AVERAGE HERS INDEX SCORES

85
54
07
08
09
10
11
12
13
14
15
16
17
18
19
20
21
22

OUR NET ZERO ENERGY READY COMMITMENT

In December 2020, we became the first U.S. national homebuilder to publicly commit to ensuring that by the end of 2025 every home we build will meet the requirements of the U.S. Department of Energy’s (DOE) Zero Energy Ready Home Program.
The DOE’s Zero Energy Ready Home program builds upon current HERS standards and the comprehensive requirements of the EPA’s ENERGY STAR program and incorporates other building science innovations and practices to achieve at least 40%-50% greater energy efficiency than a typical new home. DOE Zero Energy Ready homes are verified and certified by a qualified third-party inspector.

By the end of 2025, every home we build will be a Beazer Net Zero Energy Ready home and will meet the requirements of the DOE Zero Energy Ready program and have a gross HERS score of 45 or less. Building 100% of our homes as Net Zero Energy Ready will significantly reduce the amount of GHG emissions produced over the lifespan of our homes. Our Net Zero Energy Ready homeowners will be able to achieve net zero energy by attaching a properly sized renewable energy system, such as a solar photovoltaic system, that will generate as much energy as the home consumes. Our Net Zero Energy Ready commitment represents an entirely new level of quality, comfort and innovation for our customers.

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ESG
SOCIAL HIGHLIGHTS
EMPLOYEES

Health and Safety
Our highest priority is the health, safety and well-being of our employees, which we believe is critical to our continued growth and success. We are guided by four principles that are non-negotiable: safety, integrity, respect and inclusion, and we strive to live up to these principles in all aspects of our operations, including life-work balance, career and personal development opportunities, our flexible time-off program and industry-leading parental leave policies.
We require extensive and ongoing training of our team members, including safety training pursuant to our safe practices manual. All field employees and new home counselors are required to complete the certified Occupational Safety and Health Administration (OSHA) 10-hour construction training course.
Our commitment to actively engaging with our team members is a key component of our culture. Over 97% of our employees completed our 2022 annual employee engagement survey, and 93% of those employees responded favorably the survey's core engagement questions, including if: 1) they would recommend Beazer as a great place to work; and 2) they believe Beazer's values match its culture.
Inclusion and Diversity
We are committed to building an inclusive culture in which everyone feels welcome, respected, safe and valued. By embracing diversity in all its forms, we will better serve our employees, customers, partners and communities. Our Board of Directors and senior leaders oversee our efforts to prioritize and improve the diversity of our organization. As we continue to progress in this area, we are reaching across all facets of our functional and operational areas, including recruitment, employee engagement, retention, employee development and training and promotions.
Beazer Homes is also committed to pay equity. We utilize a third-party to complete an annual pay parity audit to determine if there are pay disparities across gender or race. If audit results identify any outliers, we examine the circumstances and take corrective action as warranted.
While we are proud of the successes we have had, particularly in fostering gender diversity and pay equity within our organization, we continue to work to increase the diversity of our teams across all levels of our company.

SAFETY DATA

0.29

Total recordable incident rate (TRIR) for direct employees

0

TRIR for contract employees

0

Total recordable fatality rate (TRFR) for direct employees

0

TRFR for contract employees

0

Total amount of monetary losses as a result of legal proceedings associated with environmental regulations

*External safety assessments are conducted by third-party safety consultants, who provide safety assessment audits at various construction sites in every division every month, as well as quarterly reviews of safety assessment metrics with division-level management team members.

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CUSTOMERS

Our goal is to provide to our customers homes with extraordinary value at an affordable price. We focus on building efficient homes with quality, high-performing materials while making the construction and purchase process an enjoyable experience. We are committed to our customers receiving consistent and clear communication throughout their purchase and build process, including what is happening next, why it is done that way and how that process helps to provide a quality-built home for them.
In order to ensure that we are living up to our customers' expectations, we conduct a number of internal surveys during our customers' buying process and during their first year of home ownership. We have also enrolled in the TrustBuilder® program to conduct independent third-party surveys of our buyers. TrustBuilder contacts 100% percent of our customers, and 100% of all survey participants are verified. In 2022, we maintained our positive TrustBuilder ratings and saw an increase in customer satisfaction. You can view all of our TrustBuilder scores and reviews at www.newhomesource.com.

4.5 out of 5 stars in FY22

We are one of the top-rated national builders on TrustBuilder.

93% Customer Satisfaction

In 2022, we achieved an overall customer satisfaction rating of 92.7%.

91% Customer Recommendation Rating

In 2022, 91.4% of our customers would recommend us to a friend.

We believe our principles-based approach to engagement with all of our stakeholders is critical to creating durable and increasing value. We are proud to have been ranked first among construction companies in Newsweek's inaugural list of America's Most Trusted Companies, which were identified based on an independent survey of approximately 50,000 U.S. residents who rated companies they knew from the perspective of customers, investors and employees.
COMMUNITIES

Across our Company, Beazer team members are committed to supporting causes that make a difference. From local service activities to Company-wide initiatives, giving back is a central element of our culture, championed by passionate employees and embraced by customers and partners who share our commitment to have a positive impact on the communities we serve.

In 2020, we announced the creation of a new, wholly-owned title insurance agency, Charity Title. Charity Title donates 100% of its net profits to the Beazer Charity Foundation, our company’s philanthropic arm, which provides donations to national and local nonprofits. In 2022, Charity Title donated over $1.5 million to the Beazer Charity Foundation for distribution to various 501(c)(3) organizations that work for the benefit of those in need in the communities in which our customers and employees live and work.

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ESG
CORPORATE GOVERNANCE OVERVIEW
DIRECTOR INDEPENDENCE

Our Board of Directors has evaluated all business and charitable relationships between the Company and the Company’s directors during fiscal 2022 as required by the Company’s Corporate Governance Guidelines. As a result of this evaluation, the Board has determined that each non-employee director (each director other than Mr. Merrill) is an “independent director” as defined by the standards for director independence established by applicable laws, rules and listing standards including the standards for independent directors established by The New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). The Company’s Corporate Governance Guidelines are available on the Company’s website at beazer.com.
The Corporate Governance Guidelines require that non-employee directors meet in executive session as part of each regularly scheduled meeting of the Board. These executive sessions are called and chaired by our Lead Director. Under our Corporate Governance Guidelines, the Lead Director is an independent director who is elected by the affirmative vote of a majority of the independent directors. In addition to chairing executive sessions of the independent directors, the Lead Director discusses with the other independent directors management’s proposed meeting agendas for meetings of the Board and reviews approved meeting agendas with our Chief Executive Officer, leads the discussion with our Chief Executive Officer following the independent directors' executive sessions and leads periodic discussions with other directors and management concerning the Board's information needs.
BOARD LEADERSHIP STRUCTURE AND GOVERNANCE PRACTICES

Board Leadership Structure
Our Board regularly reviews all aspects of its governance profile, including its leadership structure. As part of this review, our Board has determined that a combined CEO-Chairman coupled with an empowered and independent Lead Director is the most appropriate corporate governance structure for the Company and its stockholders at this time.
Mr. Merrill was appointed as Chairman and continues to serve as Chairman because of his leadership skills, experience in and knowledge of the homebuilding sector — including his leadership and experience as former Chair of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and as former Chair of the Leading Builders of America, an industry trade association, and his service as a member of the Freddie Mac Board of Directors. In addition, the Board recognized Mr. Merrill’s exemplary tenure at the Company — which now includes more than 15 years of service, over eleven of which as President and CEO. The Board believes that Mr. Merrill’s continued leadership best positions the Company to achieve its long-term strategic objectives.
The independent directors of the Board appointed Ms. Provencio as Lead Director because she possesses the experience, qualities and skills necessary for the role, including high personal integrity and a readiness to challenge management when appropriate, drawing on more than 30 years of experience in the public accounting field and 13 years of service to the Board. Our Board believes Ms. Provencio is highly qualified to discharge responsibilities that are consistent with the duties of an independent Lead Director, including presiding at all meetings of independent directors, consulting on all meeting schedules and agendas, being available for direct consultation with the Company’s stockholders, and assisting with the Board’s thorough CEO evaluations, Board evaluations and succession planning activities. For more information on the role and responsibilities of our Lead Director, see Exhibit A (“Lead Director Role and Responsibilities”) to our Corporate Governance Guidelines, which are available on the Company’s website at beazer.com.

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Our Board believes that its leadership structure, together with the Company’s already strong corporate governance practices, creates a productive relationship between the Board and management, including strong independent oversight. Our Board will continue to review its leadership structure regularly.
Majority Vote Standard and Director Resignation Policy
Our Bylaws and Corporate Governance Guidelines provide a majority voting standard for the election of directors in uncontested elections. Director nominees will be elected if the votes cast for such nominee exceed the number of votes cast against such nominee. In the event that (i) a stockholder proposes a nominee to compete with nominees selected by our Board, and the stockholder does not withdraw the nomination prior to our mailing the notice of the stockholders meeting, or (ii) one or more directors are nominated by a stockholder pursuant to a solicitation of written consents, then directors will be elected by a plurality vote.
The Corporate Governance Guidelines provide that our Board will only nominate candidates who tender their irrevocable resignations, which are effective upon (i) the candidate not receiving the required vote at the next annual meeting at which they face reelection and (ii) our Board accepting the candidate’s resignation. In the event that any director does not receive a majority vote, then pursuant to our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee (NCG Committee) will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation to the Board. In deciding whether to accept a director’s resignation, the Board and the NCG Committee may consider any factors that they deem relevant. Our Corporate Governance Guidelines also provide that the director whose resignation is under consideration will abstain from the deliberation process. All candidates standing for reelection at the annual meeting have tendered such resignations.
Risk Oversight
Effective risk oversight is a priority for our Board. The goal of the Company’s risk management process is to understand and manage key strategic and operational risks, identified as having a material impact on the Company, in accordance with the Board’s tolerance for risk. The entire Board oversees and engages with senior executives on key ESG matters, including organizational inclusion and diversity programs, equitable pay practices, environmental programs and initiatives and sustainability matters. All committees report on the risk categories they oversee to the full Board.
Our Board has delegated primary responsibility for overseeing our risk management process to the Audit Committee. The Audit Committee oversees our risk identification and mitigation processes and specifically oversees management of our financial, legal and fraud policies, as well as our regulatory compliance and cybersecurity risks. This includes regular evaluation of risks related to the Company’s financial statements, including internal controls over financial reporting. Members of management, including our Chief Financial Officer, General Counsel, Compliance Officer and Director of Internal Audit, report to the Audit Committee on a quarterly basis regarding on-going risk management activities. In addition, the Audit Committee and the full Board receive regular reports from our Chief Information Officer and other members of senior management regarding their assessment of cybersecurity and related risks to the Company, as well as ongoing cybersecurity initiatives. The Audit Committee also oversees the internal audit function and our independent auditors and meets on at least a quarterly basis with our Compliance Officer, Director of Internal Audit and representatives of our independent auditors as part of this oversight responsibility.
Our Compensation Committee periodically reviews our compensation philosophy and program designs to help ensure that our compensation programs, including those applicable to our executives, do not encourage inappropriate risk taking that could have a materially adverse impact on the Company. The Compensation Committee works with its independent compensation consultant, Pearl Meyer, to structure executive compensation plans that are appropriately aligned with key financial, operational and strategic objectives, company performance and stockholder interests. For more information on risk considerations in our compensation programs, please see “Compensation Discussion and Analysis — Elements of Fiscal 2022 Compensation Program — Risk Considerations in Our Compensation Programs” below.
Our Finance Committee oversees risks relating to liquidity, capital structure and investments, including land acquisition and development. The Finance Committee, as well as the Board as a whole, reviews our long-term strategic plans, annual budget, capital commitments, cash needs and funding plans. Management is responsible for identifying and managing these risks, while directors provide oversight to management in this process.

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Our NCG Committee oversees risks relating to governance matters. The NCG Committee also oversees our ethics program, including implementation of our Code of Business Conduct and Ethics, and compliance by directors and management with the corporate governance and ethics standards of the Company.
STANDING COMMITTEES AND
MEETINGS OF THE BOARD OF DIRECTORS

The four standing committees of the Board are the Audit Committee, NCG Committee, Compensation Committee and Finance Committee. Below are our current directors and their committee memberships. Each of our directors attended at least 93% of the regularly scheduled Board and committee meetings during the period they were on the board, with seven of eight attending 100% of such meetings. Actions taken by these committees are reported to the Board of Directors at the next Board meeting. Although the Company does not have a formal policy regarding attendance by our directors at the annual meeting of stockholders, all of our directors are expected to attend each annual meeting of stockholders and all directors then serving on the Board of Directors did attend the Company’s 2022 annual meeting of stockholders held on February 2, 2022. The table below shows the number of formal meetings held during fiscal 2022.

	BOARD	AUDIT	COMPENSATION	NOMINATING/CORPORATE GOVERNANCE	FINANCE
Elizabeth S. Acton	●	●			●
Lloyd E. Johnson	●	●	●
Allan P. Merrill	●
Peter M. Orser	●		●		●
Norma A. Provencio*	●		●	●
Danny R. Shepherd	●	●		●
David J. Spitz	●		●	●
C. Christian Winkle	●	●			●
Number of Meetings in 2022	4	6	4	4	5
●Chair
* Lead Director

AUDIT COMMITTEE

Our Audit Committee assists the Board in its oversight responsibility relating to:

The integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and systems of internal controls over accounting and financial reporting;
The Company’s compliance with legal and regulatory requirements;
The independent auditor’s qualifications, independence and performance, including sole authority for appointment, compensation, oversight, evaluation and termination;
The performance of the Company’s internal audit function;
The Company's management of cybersecurity, data privacy and related risks;
The report of the Audit Committee required by the rules of the SEC, as included in this proxy statement;
The review and prior approval of any related party transactions and conflicts of interest; and
The fulfillment of the other responsibilities set out in its charter.

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Our Board has determined that all members of the Audit Committee are “financially literate” under NYSE rules and also qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended. Our Board also has reviewed the composition of the Audit Committee pursuant to the rules of the SEC and NYSE governing audit committees and confirmed that all members of the Audit Committee are independent under such rules.
NOMINATING/CORPORATE GOVERNANCE COMMITTEE

As described further below, the duties of our NCG Committee include recommending to the Board the slate of director nominees submitted to stockholders for election at each annual meeting and proposing qualified candidates to fill vacancies on the Board. The NCG Committee is also responsible for developing corporate governance principles for the Company and overseeing the evaluation of the Board of Directors. Our Board has reviewed the composition of the NCG Committee pursuant to the rules of the NYSE governing nominating and governance committees and confirmed that all members of the NCG Committee are “independent” under such rules.
The NCG Committee considers director nominee recommendations from executive officers of the Company, independent members of the Board and stockholders of the Company, as well as recommendations from other interested parties. The NCG Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Stockholder recommendations for director nominees received by the Company’s corporate secretary (at the address for submitting stockholder proposals and nominations set forth under the heading “Procedures Regarding Director Candidates Recommended by Stockholders” below) are forwarded to the NCG Committee for consideration.
COMPENSATION COMMITTEE

Our Compensation Committee reviews the Company’s management resources and structure and administers the Company’s cash- and equity-based compensation programs for directors and management, which includes our NEOs. Our Board has reviewed the composition of the Compensation Committee pursuant to the rules of the NYSE governing compensation committees and confirmed that all members of the Compensation Committee are “independent” under such rules.
FINANCE COMMITTEE

Our Finance Committee provides assistance to the Board by reviewing from time to time matters concerning corporate finance, including equity and debt financings, acquisitions and divestitures, share and debt repurchases and dividend policy.
COMMITTEE CHARTERS AND OTHER INFORMATION

Interested parties may access electronic copies of the charters of our Audit Committee, NCG Committee, Compensation Committee and Finance Committee at beazer.com. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which meet the requirements of a code of ethics under applicable SEC regulations and NYSE standards, are also available on the Company’s website. Printed copies of any of these documents may be requested by writing to the Company’s corporate secretary at 2002 Summit Boulevard, 15th Floor, Atlanta, Georgia 30319.

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DIRECTOR, BOARD AND COMMITTEE EVALUATIONS

Our Board recognizes that a robust and thorough evaluation process is an important element of corporate governance and enhances our Board’s effectiveness. Therefore, each year, the NCG Committee oversees the evaluation process, which includes personal interviews with each director during which the performance of individual directors, the full Board and the committees of the Board are assessed. Areas of improvement are also solicited during these interviews. These assessments are then reviewed and shared with the full Board during executive session.
DIRECTOR QUALIFICATIONS

Pursuant to our Corporate Governance Guidelines, the NCG Committee is directed to work with our Board on an annual basis to determine the appropriate qualifications, skills and experience for each director and for our Board as a whole. In evaluating these characteristics, the NCG Committee and our Board take into account many factors, including the individual director’s general understanding of our business on an operational level, as well as his or her professional background and willingness to devote sufficient time to Board duties. Additionally, while the Board may grant exceptions, as a general policy, directors do not typically stand for reelection at or after the age of 74.
Our Board considers diversity of race, ethnicity, gender, age and professional accomplishments in evaluating director candidates. Each individual is evaluated in the context of our Board as a whole, with the objective of recommending a group of nominees that can best promote the success of our business and represent stockholder interests through the exercise of sound judgment based on diversity of experience and background.
When identifying potential director candidates — whether to replace a director who is retiring or has resigned, or to expand the Board to gain additional capabilities — the NCG Committee, in consultation with the full Board, determines the skills, experience and other characteristics that a potential candidate should possess in light of the composition and needs of the Board and its committees. The NCG Committee also considers whether or not the candidate would be considered independent under the applicable NYSE and SEC governance standards.
PROCEDURES REGARDING DIRECTOR CANDIDATES
RECOMMENDED BY STOCKHOLDERS

The NCG Committee will consider Board candidates recommended by our stockholders. If the NCG Committee determines to nominate a stockholder-recommended candidate, then that nominee’s name will be included in the proxy statement for our next annual meeting. Stockholder recommendations must be addressed to: Beazer Homes USA, Inc., Attention: Chair, Nominating/Corporate Governance Committee, 2002 Summit Boulevard, 15th Floor, Atlanta, Georgia 30319.
Our stockholders also have the right under our Bylaws to directly nominate director candidates at an annual meeting by following the procedures outlined in our Bylaws. Our NCG Committee evaluates candidates recommended by stockholders in the same manner it evaluates director candidates identified by the Committee.

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REPORTING OF CONCERNS TO INDEPENDENT DIRECTORS

Any concerns about the Company may be communicated directly to our independent directors. We maintain an ethics hotline (at 1-866-457-9346) that individuals may call to report any concerns to Global Compliance, a third-party service provider that administers our ethics hotline. Individuals may report their concerns anonymously, should they wish to do so. Written communications may be mailed to the Company’s corporate secretary at 2002 Summit Boulevard, 15th Floor, Atlanta, GA 30319, and the corporate secretary will forward such communications to our independent directors.

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PROPOSAL 1 —
ELECTION OF DIRECTORS
GENERAL

Each of the nominees listed below has been nominated as a director to serve a term of one year and until his or her respective successor has been qualified and elected. Each of the following nominees is presently serving as a director. While our Board of Directors does not believe that it should limit the number of terms served by directors, the Board periodically evaluates the appropriate size for our Board and will set the number of directors in accordance with our Bylaws and based on recommendations of the NCG Committee. Additionally, while the Board may grant exceptions, as a general policy, directors do not typically stand for reelection at or after the age of 74. At present, the average tenure of our directors is 6.6 years compared to 10.4 years in 2018, and the average age of our directors is 63.
The Company recently completed a comprehensive Board succession plan that led to the retirement of four long-serving directors and the election of three new directors. The diversity of the Board was enhanced as a result of this process, as 25% of our directors are racially diverse and 25% are women, including our Lead Director. This past year, while the composition of the Board did not change, the Chair of both the Finance and Compensation Committees rotated to new directors, just as the Chair of the Audit and NCG Committees will rotate in fiscal 2023.
In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the proxy for such other candidate or candidates as may be recommended by the NCG Committee and subsequently nominated by our Board of Directors. Our Board has no reason to believe that any of the following nominees will be unable or unwilling to serve as a director, if elected.

NOMINEES
The biographical information appearing below with respect to each nominee has been furnished to us by the nominee:

ELIZABETH S. ACTON
Age: 71
Director Since: 2012
Board Committees: Audit, Finance
Public Company Directorships: Fidelity Fixed Income and Asset Allocation Funds
Prior to her retirement in April 2012, Ms. Acton was Executive Vice President Finance (from 2011 to 2012) and Executive Vice President and Chief Financial Officer (from 2002 to 2011) of Comerica Incorporated, a financial services company. Prior to joining Comerica, Ms. Acton held a variety of positions at Ford Motor Company from 1983 to 2002, including Vice

President and Treasurer from 2000 to 2002 and Executive Vice President and Chief Financial Officer of Ford Motor Credit Company from 1998 to 2000. She is an Independent Trustee of the Fidelity Fixed Income and Asset Allocation Funds and Chair of its Audit Committee. Ms. Acton received a Bachelor’s degree from the University of Minnesota and a Master of Business Administration degree in Finance from Indiana University.
Ms. Acton has over 35 years of significant financial management expertise as well as significant experience as a finance executive for two public companies. We believe Ms. Acton’s finance and accounting expertise is valuable to the Company in many respects, including with respect to assessment of our capital structure and financial strategy as a member of our Finance Committee, as well as compliance with our obligations under various regulatory requirements for financial expertise on our Board of Directors and Audit Committee.

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LLOYD E. JOHNSON
Age: 68
Director Since: 2021
Board Committees: Audit, Compensation
Public Company Directorships: Apogee Enterprises, Inc., Haemonetics Corp., VSE Corporation
Mr. Johnson served as Global Managing Director, Finance and Internal Audit, for Accenture Corporation from 2004 to 2015. At Accenture, he was responsible for leading the global consulting company’s corporate audit organization and providing guidance and counsel in finance and strategic planning. Prior to joining Accenture, Mr. Johnson was an Executive

Director of M&A and General Auditor at Delphi Automotive and was Corporate Vice President, Finance and Chief Audit Executive at Emerson Electric Corporation. Mr. Johnson began his career at Coopers & Lybrand, which is now part of PwC. Mr. Johnson currently serves on the boards of Apogee Enterprises, Haemonetics Corporation, VSE Corporation and AARP.
Mr. Johnson received a Bachelor of Science in Business Administration degree in accounting and a Master of Accountancy degree with a major in accounting from the University of South Carolina and his Master of Business Administration from Duke University.
Mr. Johnson has over 40 years of significant financial management expertise as well as experience as a finance executive for two public companies and experience in the public accounting field. We believe Mr. Johnson’s finance and accounting expertise is valuable to the Company in many respects, including with respect to assessment of our capital structure and financial strategy, as well as accounting expertise.

ALLAN P. MERRILL
Age: 56
Director Since: 2011
Public Company Directorships: Federal Home Loan Mortgage Corporation (Freddie Mac)
Mr. Merrill joined the Company in May 2007 as Executive Vice President and Chief Financial Officer. He was named President and Chief Executive Officer in June 2011 and elected Chairman in November 2019. Prior to joining the Company, Mr. Merrill worked in both investment banking and online real estate marketing. While working for UBS and its predecessor firm Dillon, Read & Co. (from 1987 to 2000), Mr. Merrill ultimately served as co-head of the Global Resources Group, overseeing relationships with construction and building materials companies around the world, including advising Beazer Homes on its 1994 initial public offering and several major acquisitions. Immediately prior to joining Beazer, Mr. Merrill was with Move, Inc. where he served as Executive Vice President of Corporate Development and Strategy after joining the firm as its first President of Homebuilder.com.
Mr. Merrill is also involved in several housing industry organizations. He was elected to the Board of Directors of Freddie Mac (Federal Home Loan Mortgage Corporation) in September 2020 and recently completed a four-year term as Chairman of Leading Builders of America, a trade organization of the country’s largest public and private homebuilders. He also serves on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and on the board of privately held Builder Homesite Inc. He is a graduate of the University of Pennsylvania’s Wharton School with a Bachelor of Science degree in Economics.
We believe Mr. Merrill’s experience in and knowledge of the homebuilding sector, gained primarily through finance, capital markets and strategic development roles over more than 25 years, is particularly valuable to the Company as it seeks to achieve its financial and operational goals.

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PETER M. ORSER
Age: 66
Director Since: 2016
Board Committees: Compensation, Finance
Mr. Orser served as President and Chief Executive Officer of the Weyerhaeuser Real Estate Company, a subsidiary of Weyerhaeuser Company, where he oversaw five different homebuilding operations across the United States, from 2010 to 2014. In July 2014, under his leadership, Weyerhaeuser completed the successful sale of the company. Prior to that,

Mr. Orser spent almost 25 years in various positions at Quadrant Homes, a leading homebuilder in the state of Washington and a subsidiary of Weyerhaeuser, including serving as President from 2003 to 2010. Mr. Orser is active in a number of civic organizations, including multiple terms on the Runstad Department of Real Estate, University of Washington Advisory Board and United Way of King County board. Mr. Orser holds a Bachelor of Science degree from the University of Puget Sound and a Master of Urban Planning from the University of Washington.
Mr. Orser’s experience in the homebuilding industry provides significant operational and safety expertise to the Company. We believe his understanding of our industry, as well as his management experience gained over the course of his career, is valuable to the Company.

NORMA A. PROVENCIO
Age: 65
Director Since: 2009
Board Committees: Compensation, Nominating/Corporate Governance (Chair)
Ms. Provencio was named Lead Director in November 2019. Ms. Provencio is President and owner of Provencio Advisory Services Inc., a healthcare financial and operational consulting firm. Prior to forming Provencio Advisory Services in October 2003, she was the Partner-in-Charge of KPMG’s Pacific Southwest Healthcare Practice since May 2002. From 1979 to

2002, she was with Arthur Andersen, serving as that firm’s Partner-in-Charge of the Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest. Ms. Provencio received her Bachelor of Science in Accounting from Loyola Marymount University. She is a certified public accountant and also a member of the Board of Trustees of Loyola Marymount University.
Ms. Provencio has over 30 years’ experience in the public accounting field. We believe her in-depth understanding of accounting rules and financial reporting regulations to be valuable to the Company’s commitment and efforts to comply with regulatory requirements.

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DANNY R. SHEPHERD
Age: 71
Director Since: 2016
Board Committees: Audit (Chair), Nominating/Corporate Governance
Prior to his retirement in 2015, Mr. Shepherd was Vice Chairman (from 2014 to 2015) and served as Senior Vice President, Executive Vice President and Chief Operating Officer (from 2001 to 2014) of Vulcan Materials Company, a producer of construction aggregates. From 2016 to 2021, Mr. Shepherd served on the board of directors of GCP Applied Technologies.

Mr. Shepherd received his Bachelor of Science degree from the Georgia Institute of Technology.
Mr. Shepherd has significant experience in the building materials industry, and he has over 40 years of public company experience. He served in various management roles over the course of his career, including 13 years as an executive of a large producer of construction aggregates. We believe his in-depth understanding of our industry, as well as his management and operational experience, provides value to the Company.

DAVID J. SPITZ
Age: 50
Director Since: 2019
Board Committees: Compensation (Chair), Nominating/Corporate Governance

Mr. Spitz served as chief executive officer and as a member of the board of directors of ChannelAdvisor Corp., a leading e-commerce cloud platform whose mission is to connect and optimize the world's commerce, from May 2015 through November 2022. He also served as president and chief operating officer of ChannelAdvisor from 2010 until May 2015, and previously served in a number of capacities from 2006 until 2010. He was an entrepreneur-in-residence at the Aurora Funds, a venture capital firm, from 2005 to 2008. Previously, from 2000 to 2002, Mr. Spitz was founder and chief technology officer of WindWire, a mobile marketing company that was acquired by Avesair, where he then served as president until its acquisition by Inphonic in 2003. In 1996 he co-founded, and until 1998 served as chief technology officer of, Netsation, a network management software company acquired by Nortel Networks, where he then served as senior principal technologist until 2000. Mr. Spitz received a B.A. degree in computer science from the University of California, San Diego. He holds four U.S. patents, is past chairman of the North Carolina School of Science and Mathematics Foundation Board and is past chairman and a member of the executive committee and board of directors of CED, an entrepreneurial support organization for companies in the southeastern United States.
Mr. Spitz’s high-level management experience with software and technology companies, computer science background and deep technology industry experience provides value to the Company.

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C. CHRISTIAN WINKLE
Age: 59
Director Since: 2019
Board Committees: Audit, Finance (Chair)
Mr. Winkle served as the chief executive officer and a member of the board of directors of Sunrise Senior Living, which operates senior living communities in the United States, Canada and the United Kingdom, including Gracewell Healthcare communities, from September 2014 to January 2021. He was chief executive officer of MedQuest, Inc., a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States from November 2005 to August 2013. He served as president and chief executive officer of Mariner Health Care, Inc., which operated skilled nursing facilities, assisted living and long-term acute care hospitals from January 1999 to July 2004. Mr. Winkle was the chief operating officer of Integrated Health Services, where he helped pioneer the sub-acute care sector and was responsible for all facility and ancillary service operations. He is a member of Argentum and American Seniors Housing Association (ASHA) boards. Mr. Winkle received his Bachelor of Science degree from Case Western Reserve University.
Mr. Winkle's broad management experience and his specific expertise in serving the important aging adults demographic provides value to the Company.

RECOMMENDATION

The Board of Directors recommends a vote FOR the election of each of the nominees named above.

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NON-EMPLOYEE
DIRECTOR COMPENSATION
SUMMARY OF 2022 NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee directors generally receive annual cash retainers for Board and committee service and an annual restricted stock award that vests one year from the date of grant. They also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings, but they do not receive fees for meeting attendance.
To reward our directors’ efforts and contributions, the Compensation Committee seeks to position non-employee director compensation at or near the 50th percentile of industry peers, with a meaningful emphasis on equity-based awards to align their interests with stockholders. With the assistance of its independent advisor, the Compensation Committee periodically reviews our non-employee director compensation program to ensure it is sufficiently competitive vs. industry peers to facilitate the attraction and retention of highly experienced and qualified board members. The peer group includes the same companies used in senior executive benchmarking, as listed on page 32.
NON-EMPLOYEE DIRECTOR CASH COMPENSATION

After voluntarily reducing their cash compensation during both fiscal 2020 and 2021 following the onset of the pandemic and subsequent reductions in headcount and other overhead expenses, each non-employee director's cash retainer was restored to $75,000 for fiscal 2022. In addition, annual cash retainers for Board committee service were paid to the non-employee directors as applicable, equal to $28,500 for our Audit Committee chair, $20,000 for each of our other committee chairs, $14,250 for non-Chair service on the Audit Committee and $10,000 for non-Chair service on all other committees. The yearly retainer for the Finance Committee chair was paid on a proportional basis to Ms. Acton and Mr. Winkle based on the number of days each served as chair during fiscal 2022. The yearly retainer for the Compensation Committee chair was paid in the same manner to Messrs. Orser and Spitz. Ms. Provencio received an additional annual cash retainer of $37,500 for her service as Lead Director.
ANNUAL EQUITY GRANT

Non-employee directors are eligible to receive grants of equity-based awards under the Company’s long-term incentive plans at the discretion of our Compensation Committee. Our Compensation Committee’s rationale for equity grants to non-employee directors is similar to that for our NEOs; namely, to align their interests with those of stockholders. The amount of the non-employee director grant is determined in consultation with Pearl Meyer. For fiscal 2022, all non-employee directors received an equity grant with the number of shares calculated by dividing $140,000 by the average daily closing price of a share of common stock for the 30 consecutive trading days on the NYSE ending on November 12, 2021, rounded down to the nearest whole number.

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Except as described above, our non-employee directors did not receive any other compensation from the Company for services rendered as a director during fiscal 2022. During fiscal 2022, non-employee directors were subject to stock ownership and holding requirements as further described under “Compensation Discussion and Analysis — Elements of Fiscal 2022 Compensation Program — Stock Ownership and Holding Requirements” below.
DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation of each non-employee director in fiscal 2022.

NAME	FEES EARNED OR PAID IN CASH($)	STOCK AWARDS($)(1)	TOTAL($)
Elizabeth S. Acton	102,650	164,331	266,981
Lloyd E. Johnson	99,250	164,331	263,581
Peter M. Orser	108,400	164,331	272,731
Norma A. Provencio	142,500	164,331	306,831
Danny R. Shepherd	113,500	164,331	277,831
David J. Spitz	111,600	164,331	275,931
C. Christian Winkle	105,850	164,331	270,181

Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the non-employee directors. Further information regarding the valuation of stock awards can be found in Notes 2 and 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022. In fiscal 2022, Ms. Acton, Ms. Provencio and Messrs. Johnson, Orser, Shepherd, Spitz and Winkle were each granted 7,679 shares of restricted stock. Each award vests on the one-year anniversary of its grant date.

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PROPOSAL 2 —
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, Deloitte & Touche), to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2023. Deloitte & Touche has served as our accounting firm since 1996. The services provided to the Company by Deloitte & Touche for the last two fiscal years are described under the caption “Principal Accountant Fees and Services” below. Stockholder approval of the appointment is not required; however, our Board of Directors believes that obtaining stockholder ratification of the appointment is a sound governance practice.
Representatives of Deloitte & Touche will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
For the fiscal years ended September 30, 2022 and 2021, the following professional services were performed by Deloitte & Touche:
Audit Fees: The aggregate audit fees billed for the fiscal years ended September 30, 2022 and 2021 were $1,105,134 and $1,050,000, respectively. Audit fees consisted of fees associated with the audit of our annual financial statements and internal control over financial reporting, reviews of the financial statements included in our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended September 30, 2022 and 2021 were $34,000 and $35,790, respectively. These fees related to assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. These services included employee benefit and compensation plan audits.
Tax Fees: No fees for tax services were billed by or paid to Deloitte & Touche in either fiscal year 2022 or fiscal year 2021.
All Other Fees: No other fees were billed by or paid to Deloitte & Touche in either fiscal year 2022 or fiscal year 2021.
Our Audit Committee annually approves each year’s engagement for audit services in advance. Our Audit Committee has also established complementary procedures to require pre-approval of all permitted non-audit services provided by our independent auditors.
RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023.

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REPORT OF THE
AUDIT COMMITTEE
The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted by our Board of Directors. Each member of the Audit Committee is independent and financially literate in the judgment of the Board of Directors and as required by the Sarbanes-Oxley Act and applicable SEC and NYSE rules. The Board of Directors has also determined that Ms. Acton and Messrs. Shepherd, Johnson and Winkle qualify as “audit committee financial experts,” as defined under SEC regulations.
Management is responsible for our internal controls and the financial reporting process. Deloitte & Touche, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes and critical audit matters, as described in the Audit Committee Charter.
The Audit Committee reviewed and discussed with management the Company’s audited financial statements and critical audit matters as of and for the fiscal year ended September 30, 2022. The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee has also received the written communications from Deloitte & Touche required by the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche their independence. The Audit Committee has considered whether the provision of any non-audit services described above by Deloitte & Touche is compatible with maintaining their independence and has concluded that the provision of these services does not compromise such independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 for filing with the SEC.
DANNY R. SHEPHERD (CHAIR)
ELIZABETH S. ACTON
LLOYD E. JOHNSON
C. CHRISTIAN WINKLE
The Members of the Audit Committee

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PROPOSAL 3 –
ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its stockholders to cast an advisory vote to approve the compensation of the Company’s named executive officers (NEOs), as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This proposal, commonly known as “Say On Pay”, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
As described in detail in the section of this proxy statement titled “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our executive officers (including our NEOs), who are critical to our success. At the same time our Compensation Committee is committed to ensuring that our executive compensation program reinforces key financial, operational and strategic objectives in support of long-term stockholder value creation and appropriately aligns pay for performance without encouraging inappropriate risk taking. Accordingly, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals in support of long-term value creation. Please read the section of this proxy statement titled “Compensation Discussion and Analysis,” and the Executive Compensation tables that follow it, for additional details about our executive compensation programs.
We have a long history of strong stockholder support for our executive compensation programs, with Say on Pay support levels averaging over 88% over the last five years. The Board and the Compensation Committee have considered the result of these stockholder votes in setting compensation policies and making compensation decisions for each of the fiscal years that has followed. At last year's annual meeting of stockholders, approximately 82% of our shares present in person or represented by proxy voted for approval of our fiscal 2021 executive compensation program.
At our 2017 annual meeting of stockholders, the Company’s stockholders determined that our Say On Pay vote should be held on an annual basis. In accordance with this determination, we are asking our stockholders to vote FOR the following resolution:
RESOLVED, that the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation tables, and the narrative discussion, is hereby approved.
Pursuant to Proposal 4 below, we are once again asking shareholders to vote to hold our Say on Pay on an annual basis at the 2023 annual meeting of stockholders.
Our Board of Directors and our Compensation Committee value the opinions of our stockholders, and to the extent there is a significant vote against the compensation paid to our NEOs, as disclosed in this proxy statement, we will consider our stockholders’ concerns and will evaluate what, if any, further actions are necessary to address those concerns.
RECOMMENDATION

The Board of Directors recommends a vote FOR approval of the compensation of our named executive officers.

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PROPOSAL 4 –
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, every six years the Company is required to seek a non-binding advisory stockholder vote regarding the frequency of submissions to stockholders of a "Say on Pay" advisory vote such as Proposal 3. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation either annually, every two years or every three years. Although this vote is advisory and non-binding, our Board of Directors will review voting results and give serious consideration to the outcome of such voting. Our last such vote regarding the frequency of submissions to stockholders of a "Say on Pay" proposal occurred at our 2017 annual meeting of stockholders.
For the past six years, our Company has provided stockholders with the opportunity to vote on executive compensation annually. Our Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues such as our executive compensation. Our Board of Directors also believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term and not simply focus on short-term gains. While we believe that some of our stockholders think the effectiveness of such plans cannot be adequately evaluated on an annual basis, especially in a cyclical industry such as ours, the Board of Directors believes that at present it should continue to receive advisory input from our stockholders each year. Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual advisory vote on our executive compensation.
We are asking our stockholders to vote FOR the following resolution:
RESOLVED, that Company's stockholders hereby approve, on a non-binding advisory basis, an annual vote by the Company's stockholders on the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation tables, and the narrative discussion.
RECOMMENDATION

The Board of Directors recommends a vote for "ONE YEAR" as the frequency for the advisory vote to approve the compensation of our named executive officers.

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COMPENSATION
DISCUSSION AND ANALYSIS
INTRODUCTION
This Compensation Discussion and Analysis (CD&A) describes the compensation programs for our named executive officers (NEOs). Our executive officers who served as named executive officers in fiscal 2022 are:

NAME	TITLE
Allan P. Merrill	Chairman, President and Chief Executive Officer
David I. Goldberg	Senior Vice President and Chief Financial Officer
Keith L. Belknap	Executive Vice President and General Counsel
.
For fiscal 2022, in addition to his responsibilities as Chief Financial Officer, Mr. Goldberg oversaw our capital sourcing, investor relations, treasury and information technology functions and, in addition to his responsibilities as General Counsel, Mr. Belknap led our customer teams, which include mortgage & settlement, marketing, customer experience and customer care functions.

CD&A OVERVIEW WHO WE ARE
We are a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States: the West, East, and Southeast. Our homes are designed to appeal to homeowners at different price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate extraordinary value and quality, at affordable prices, while seeking to maximize our return on invested capital over the course of a housing cycle.
Our three pillars — Mortgage Choice, Surprising Performance and Choice Plans — serve as our primary points of differentiation. Mortgage Choice makes it easy for our customers to comparison shop among competing lenders, potentially saving them thousands of dollars on their home loan; Surprising Performance reflects the fact that every Beazer home is designed and built to meet Energy Star requirements and provide exceptional quality and comfort that results in a lower cost of ownership; and Choice Plans allow customers to personalize their primary living areas for how they want to live in their home, at no additional cost.
We also remain focused on meaningful ESG accountability — supporting a variety of charitable and community-based activities, promoting safety, inclusion and diversity in our workforce and building our homes and communities with a concern for their impact on the environment. For more information on environmental, social and corporate governance matters, see “ESG” beginning on page 5.

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2022 BUSINESS HIGHLIGHTS

Here are several highlights of our financial and operational achievements in fiscal 2022, compared to fiscal 2021:

FINANCIAL
$2.3 BILLION	Revenue
Achieved a 8.2% year-over-year increase in homebuilding revenue, despite a 10.0% decrease in home closings
$220.7 MILLION	Net Income
Generated net income from continuing operations of $220.7 million, or $7.17 per diluted share, compared to $122.2 million in fiscal 2021
$370.1 MILLION	Adjusted EBITDA
Achieved $370.1 million in Adjusted EBITDA, an increase of $107.4 million, or 40.9%
$74.4 MILLION	Debt Reduction
Reduced our outstanding debt by $74.4 million, achieving our goal of reducing debt below $1.0 billion by fiscal year end

OPERATIONAL
2.8 SALES PACE	Sales Pace Achieved average monthly home sales pace per community of 2.8, a decrease of 22.7%
$573.6 MILLION	Land Acquisition and Land Development Spending
Spent $573.6 million on land acquisition and land development, a decrease of 3.7%
$1.1 BILLION	Dollar Value of Backlog
Ended the year with dollar value of homes in backlog of $1.1 billion, representing 2,091 homes, compared to $1.3 billion, representing 2,786 homes, at the end of fiscal 2021
$484,100	Average Selling Price
Average selling price (ASP) for our homes was $484,100, reflecting an increase of more than 20%
120 COMMUNITIES	Average Community Count
Average active community count was 120, a decrease of 5.6%
25,170 LOTS	Number of Controlled Lots
Ended the year with 25,170 lots controlled either through ownership or options to purchase, an increase of 14.5%

In fiscal 2023, we are selectively adjusting prices, incentive and/or specification levels as necessary to enhance buyer affordability and address the weak demand environment. We are also pursuing reductions in our construction costs and improvements in our construction cycle times. From a capital standpoint, we anticipate adhering to our long-standing Balanced Growth Strategy. We anticipate that this will enhance our strong liquidity position while investing sufficiently in land and land development to ensure we achieve community count growth in both 2023 and 2024.

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For purposes of this CD&A:

“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, and is calculated by adding charges, including debt extinguishment charges, inventory impairment and abandonment charges and other non-recurring items for the period to EBITDA.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, and is calculated by adding non-cash charges, including depreciation and amortization for the period, to EBIT.

“EBIT” means net income (loss) before (a) previously capitalized interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization; and (b) income taxes.

“Bonus Plan EBITDA” means Adjusted EBITDA before accrual of corporate bonuses.

Please see Annex I for a reconciliation of non-GAAP measures to GAAP measures. Statements regarding goals, aspirations, strategies or future initiatives and their expected results are forward-looking statements, which involve known and unknown risks, uncertainties and other factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

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FISCAL 2022 COMPENSATION HIGHLIGHTS

Base Salaries (PG. 33)
Mr. Merrill's base salary for fiscal 2022 was increased by 2.6% to $1 million; Mr. Goldberg's base salary for fiscal 2022 was increased by 17.6% to $500,000; and Mr. Belknap's base salary for fiscal 2022 was increased by 6.5% to $575,000. These salary adjustments for our named executive officers (NEOs) were approved by the Compensation Committee to align salaries more closely with the 2022 Peer Group 50th percentile, individually and in the aggregate, and, in the case of Mr. Goldberg, as a continuation of the multi-year adjustment process associated with his promotion to Chief Financial Officer in November 2020.

Short-Term Incentive Opportunities (PGS. 34-35)
The target short-term incentive award opportunities for our NEOs (expressed as percentages of base salary) were 200% for Mr. Merrill, compared to 175% in fiscal 2021,125% for Mr. Goldberg, compared to 100% in fiscal 2021, and 125% for Mr. Belknap, which was unchanged from fiscal 2021. The Committee approved the adjustments for Mr. Merrill and Mr. Goldberg to align all of the NEOs' incentive award opportunities more closely with the 2022 Peer Group 50th percentile, individually and in the aggregate, and, in the case of Mr. Goldberg, as a continuation of the multi-year adjustment process associated with his promotion to Chief Financial Officer in November 2020. The Committee determined that our NEOs would be eligible to receive an award for the operational components of the 2022 short-term bonus opportunity only if threshold Bonus Plan EBITDA (defined on page 28) was achieved. The Committee retained the discretion to deduct from awards earned for any reason.

Long-Term Incentive Opportunities (PGS. 36-39)
For the 2020-2022 long-term incentive performance period, the target incentive award opportunities for our NEOs (expressed as percentages of base salary) were 300% for Mr. Merrill, 100% for Mr. Goldberg and 175% for Mr. Belknap. For this performance period, the Committee awarded one-third of the target award opportunity in restricted stock that vested ratably over 3 years and the remaining two-thirds of the opportunity in performance shares, the vesting of which was tied to the achievement of specific multi-year performance goals.
For the 2022-2024 long-term performance period, the target incentive award opportunities (expressed as a percentage of base salary) are 300% for Mr. Merrill, 175% for Mr. Goldberg and 175% for Mr. Belknap. The Committee approved a year-over-year increase of 25% for Mr. Goldberg to align all of the NEOs' incentive award opportunities more closely with the 2022 Peer Group 50th percentile, individually and in the aggregate, and as a continuation of the multi-year adjustment process associated with his promotion to Chief Financial Officer in November 2020. For this performance period, the Committee tied one-third of the target award opportunity to restricted stock and two-thirds to the achievement of specific multi-year performance goals, with one-half of any earned performance awards payable in cash and one-half in shares.
For each of these long-term incentive performance periods, the Committee continued to include a relative total shareholder return (TSR) modifier to NEO performance shares and performance cash awards, which could result in an adjustment to any earned awards (by up to +/- 20%).

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OUR OVERALL COMPENSATION
PHILOSOPHY AND OBJECTIVES

Our executive compensation philosophy is to design compensation programs that:

Attract, retain and reward top talent;

Align pay with performance without encouraging inappropriate risk taking; and

Provide a substantial portion of our compensation in long-term equity-based compensation to reinforce key financial, operational and strategic objectives in support of long-term value creation.
CORE PRINCIPLES AND KEY OBJECTIVES

We utilize a combination of base salary, short-term cash incentives and long-term incentives. Most of long-term incentives are tied to multi-year performance goals, along with a portion provided in time-based restricted stock.
Our Compensation Committee reviews our core compensation philosophy annually in conjunction with the review of our compensation programs. While our core compensation philosophy and objectives have remained consistent in recent years, the Committee has made adjustments to various aspects of our compensation programs to meet changing needs and circumstances. For example, for the 2021-2023 long-term incentive performance period, the Committee replaced a growth metric related to our Gatherings product line with a metric related to the home energy ratings of our delivered homes to link these awards with a key component of our Net Zero Energy Ready commitment and overall ESG strategy. In fiscal 2022, the Committee determined to continue to use this metric for the 2022-2024 performance period to incentivize achievement of this key component.
The Committee believes that salary and incentive compensation opportunities should be set based on a variety of factors, including key financial, operational and strategic objectives, Company performance, the compensation practices of our peer group, each executive’s specific responsibilities and skill sets, and the relationship among the compensation levels of members of our management team. The Committee has taken into consideration our need to attract and retain qualified executives in an industry that continues to experience an intense level of competition for senior executives.
By structuring compensation programs with features that are balanced between short- and long-term incentives as well as cash and equity awards, the Committee believes it can align management’s interests with those of our stockholders in both the short- and long-term; reduce risks that may be associated with compensation that is overly focused on short-term objectives; and attract, retain and motivate senior management personnel.
Further, while the Committee believes benchmarking against pay practices at other publicly-traded homebuilders is useful in determining whether our executive compensation practices are reasonable for fiscal 2022, it did not establish compensation levels based solely on benchmarking industry practices. Additional factors taken into account by the Committee are discussed in more detail on page 32.
Based on data for the 2022 Peer Group, Pearl Meyer advised the Compensation Committee that target total compensation for our NEOs was positioned within a competitive range (plus or minus 15%) of the 2022 Peer Group 50th percentile, individually and in the aggregate.

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PAY FOR PERFORMANCE

Our Compensation Committee is committed to ensuring that our executive compensation program reinforces key financial, operational and strategic objectives in support of long-term stockholder value creation and appropriately aligns pay with performance. This is demonstrated by the heavy emphasis placed on variable, performance-based incentives for our NEOs (representing approximately 66.7% of target total compensation for our CEO and averaging approximately 60.4% of target total compensation for other NEOs in fiscal 2022) and differences in realized pay relative to target opportunity. As part of that philosophy, failure to reach such goals can result in no compensation under a particular plan or metric.
PAY BEST PRACTICES

Our compensation practices include:

Emphasis on Performance-Based Pay: 66.7% of the ongoing pay mix for our CEO, and an average of 60.4% of the target pay mix for our other NEOs, was variable and performance-based for fiscal 2022. In the aggregate, 64.1% of the target compensation for our CEO and other NEOs for fiscal 2022 was variable and performance based.

Long-Term Vesting: Our equity-based pay vehicles have multi-year vesting periods to reward long-term performance and value creation, enhance retention and deter inappropriate risk taking.

Multiple Performance Measures: We use multiple metrics to evaluate Company performance, covering both short-term and long-term performance objectives, with award funding caps to deter inappropriate risk taking.

Stock Ownership Requirements: We have meaningful stock ownership requirements for our directors and officers. For example, our CEO must hold common stock equal to at least five times his base salary.

No Repricing: Our stock options cannot be repriced, reset or exchanged for cash if under water without stockholder approval.

Anti-Pledging and Hedging Policies: We prohibit our directors and executive officers from (i) holding Beazer securities in a margin account or pledging any Beazer securities as collateral for a loan and (ii) entering into any hedge or other transaction in Beazer securities that limits the risk of ownership of Beazer common stock or stock options.

Double Trigger Change in Control Provisions: We have a policy of requiring a double trigger to receive cash severance and to receive accelerated vesting of equity awards upon a change of control.

Clawback: Each equity award is conditioned on repayment or forfeiture as required by existing law. In addition, each executive officer’s incentive compensation is subject to repayment or such other means of recovery (or a combination thereof) as is necessary to comply with law or related rules and regulations of the SEC or NYSE.

No Tax Gross-Ups: We maintain severance agreements with our NEOs that standardize executive separation terms, minimize the risk of excessive payouts and do not provide for any tax gross-ups.

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ROLE OF THE COMPENSATION COMMITTEE, MANAGEMENT AND COMPENSATION CONSULTANTS

The principal responsibilities of our Compensation Committee include:

meeting with its independent compensation consultant, with and without the presence of management, to review and structure objectives and compensation programs for our NEOs that are aligned with both the Company’s business and financial strategy and stockholder interests;

evaluating the performance of our NEOs in light of those objectives; and

based on this evaluation, determining and approving the compensation level for our CEO and for other executive officers.
The Committee has retained Pearl Meyer to provide advice regarding compensation plan design, compensation levels and benchmarking data and advice. Prior to retaining Pearl Meyer for fiscal 2022, the Committee determined that Pearl Meyer qualifies as an independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company.
In relation to compensation program design for fiscal 2022, the Committee took into account discussions with, and presentations by, key members of our management team to ensure that our compensation plans were aligned with our key financial, operational and strategic objectives. Also, on an annual basis, Mr. Merrill reviews the performance of the other NEOs, and makes recommendations to the Committee based on his review. In addition, our Lead Director discussed Mr. Merrill’s performance with the Committee. Mr. Merrill is present for the Committee’s deliberations related to the compensation of the other NEOs, but not for the Committee’s discussions related to his own compensation.
PEER GROUPS AND DATA

For fiscal 2022, our peer group remained the same as for fiscal 2021, composed of Century Communities, Inc., Green Brick Partners, Inc., Hovnanian Enterprises, Inc., KB Home, LGI Homes, Inc., M/I Homes, Inc., M.D.C. Holdings, Inc., Meritage Homes Corporation, Taylor Morrison Home Corp., and TRI Pointe Group, Inc. (the" 2022 Peer Group"). These companies were chosen because, in addition to being among our chief competition among publicly traded homebuilders, they are most closely aligned to us in terms of size.
Each year, Pearl Meyer conducts a review of peer group pay levels and practices, which the Committee takes into consideration when establishing NEO compensation levels, along with a variety of other factors, such as Company and individual performance, each incumbent’s qualifications and responsibilities, the Company’s recruiting experience and talent management needs and the Committee’s business judgment.
While the Committee believes benchmarking against pay practices at other publicly-traded homebuilders is useful in determining whether our executive compensation practices are reasonable for fiscal 2022, it did not establish compensation levels based solely on benchmarking industry practices.

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ELEMENTS OF FISCAL
2022 COMPENSATION PROGRAM

CONSIDERATION OF SAY ON PAY VOTES

We have a long history of strong stockholder support for our executive compensation programs, with Say on Pay support levels averaging over 88% for the last five years. The Board and the Compensation Committee have considered the result of these stockholder votes in setting compensation policies and making compensation decisions for each of the fiscal years that has followed. At last year's annual meeting of stockholders, approximately 82% of our shares present in person or represented by proxy voted for approval of our fiscal 2021 executive compensation program.
In designing the compensation program for fiscal 2022, the Committee considered the results of the 2021 Say on Pay vote, our ongoing dialogue with stockholders, internal considerations such as key business and talent management objectives, consistency from year-to-year and an evaluation of peer practices. After consideration, the Committee concluded that, for fiscal 2022, it was appropriate to maintain most elements of the existing compensation program design for our NEOs, with targeted changes to the short-term incentive plan metrics and weightings. The fiscal 2022 compensation program continues to tie the majority of our NEOs’ compensation to performance metrics that support our Company’s Balanced Growth Strategy and Net Zero Energy Ready commitment.
BASE SALARY

Our ability to recruit and retain executive talent depends on setting competitive base salaries. We begin with an analysis of base pay relative to the market. We generally target base pay at or near the peer group 50th percentile (or median) and then evaluate the need to make any adjustments based on variables such as pay parity relative to other officers and internal accountability. We review base salaries annually, unless circumstances require otherwise. For non-CEO NEO salaries, we solicit CEO input.
Entering fiscal 2021, no changes were made by the Committee to the base salaries of Messrs. Merrill and Belknap. The Committee approved a 30.8% increase in base salary for Mr. Goldberg from $325,000 to $425,000 in connection with his promotion to Chief Financial Officer in November 2020. However, our NEOs voluntarily reduced their respective base salaries for fiscal 2021 by 10% with the possibility of the salaries being restored for the second half of fiscal 2021 if the Company's performance at that time was on pace to exceed 95% of its annual plan. Our NEOs began receiving their respective full base salaries as of April 1, 2021, and the actual salaries paid to the NEOs for fiscal 2021 were $926,384 to Mr. Merrill; $403,808 to Mr. Goldberg; and $513,074 to Mr. Belknap.
The Committee sought to position salaries for fiscal 2022 for each NEO within a competitive range of the 50th percentile of the 2022 Peer Group and to recognize the Company's strong financial and operational performance in 2020 and 2021 under the leadership of our NEOs. Mr. Goldberg's increase in base salary also reflected a continuation of the multi-year adjustment process associated with his promotion to Chief Financial Officer in November 2020. Mr. Merrill's base salary was increased 2.6% to $1 million; Mr. Goldberg's salary was increased 17.6% to $500,000 and Mr. Belknap's salary was increased 6.5% to $575,000.

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SHORT-TERM INCENTIVE COMPENSATION

Our annual cash incentive plan is designed to motivate and reward executives for achieving key financial, operational and strategic objectives that continue to drive the Company’s success and generate returns for our stockholders. We set annual cash incentive bonus targets hierarchically based on a multiple of base salary.
In fiscal 2021, our NEOs voluntarily reduced their total short-term incentive target award opportunities by 10%. Unlike base salaries for fiscal 2021, however, no portion of the voluntary reductions to the short-term incentive target award opportunities were restored in fiscal 2021.
For fiscal 2022, short-term incentive target award opportunities for NEOs (expressed as a percentage of base salary) were 200% for Mr. Merrill (compared to 175% before voluntary reduction in 2021), 125% for Mr. Goldberg (compared to 100% before voluntary reduction in 2021) and 125% for Mr. Belknap (which was unchanged from 2021 before voluntary reduction). The Committee approved the adjustments for Mr. Merrill and Mr. Goldberg to align all of the NEOs' salaries more closely with the 2022 Peer Group 50th percentile, individually and in the aggregate and, in the case of Mr. Goldberg, as a continuation of the multi-year adjustment process associated with his promotion to Chief Financial Officer in November 2020.
Similar to prior years, for fiscal 2022, the large majority (75%) of short-term incentive award opportunities for our NEOs was tied to actual vs. planned Bonus Plan EBITDA, with the remaining 25% tied to five financial, operational and strategic objectives equally weighted at 5% each. The Committee chose to utilize largely the same objectives utilized in fiscal 2021, but achievement thresholds for these metrics were more difficult to attain than in fiscal 2021. The Committee also introduced a new objective to incentivize an aspect of employee wellness. Consistent with prior years, NEOs were eligible to receive an award for other components of the 2022 Bonus Plan only if threshold 2022 Bonus Plan EBITDA was achieved. The Committee retained the discretion to adjust results for unanticipated and exceptional items and to deduct from awards earned for any reason. No such discretion was exercised by the Committee.
2022 OBJECTIVES

Bonus Plan EBITDA — 75% of bonus opportunity — Consistent with past practice, the Committee determined that the importance of growth in Adjusted EBITDA to accomplishing our strategic plan, coupled with the proven history of this metric driving results in past years, warranted allocating 75% of the overall annual bonus opportunity to this metric. The Committee established a 2022 Bonus Plan EBITDA objective with a $300 million threshold, $330 million target and $365 million maximum achievement levels.

Increase Land Position — 5% of bonus opportunity — In order to achieve a bonus payout with respect to this metric, the Company was required to meet internal (and proprietary) goals for minimum company-wide lot position (i.e., the total lots controlled either through ownership or options to purchase) and percentage of lots controlled through options to purchase.

Improve Internal Operating Margin — 5% of bonus opportunity — In order to achieve a bonus payout with respect to this metric, the Company was required to improve the percentage with respect to an internal (and proprietary) measure of operating margin that takes into account varying operational efficiencies and overheads among divisions and corporate.

Improve Customer Experience — 5% of bonus opportunity — In order to achieve a bonus payout with respect to this metric, the Company was required to realize specific levels of year-over-year improvement in customer satisfaction as measured through third-party customer surveys.

Employee Engagement and Performance Management — 5% of bonus opportunity — In order to achieve a bonus payout with respect to this metric, a minimum level of employee engagement and performance management was required.

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Employee Wellness Optimization — 5% of bonus opportunity — In support of the Company's ongoing commitment to prioritize the wellness of its employees and their career satisfaction, the Company has implemented a flexible time off policy. The Committee felt it was important to support this initiative by requiring a minimum percentage of employee participation in and utilization of this policy in order for a bonus payout to be earned under this metric.

The specific performance targets for operational metrics are not disclosed here because we believe that the disclosure would result in competitive harm to us by providing competitors, vendors and suppliers with insight into our business strategies and operations beyond what is disclosed publicly.
2022 ACHIEVEMENT OF OBJECTIVES
In 2022, the following results were achieved against these objectives:

OBJECTIVE	WEIGHTING (%)	RESULT	ACHIEVEMENT
Bonus Plan EBITDA	75	$380.8 million, a 40.6% year-over-year increase	Maximum achievement level
Increase Land Position	5	Grew minimum lot position by 14.1%	Threshold achievement level
Improve Internal Operating Margin	5	Increased Internal Operating Margin by 33.3%	Maximum achievement level
Improve Customer Experience	5	Improved customer satisfaction survey achievement	Threshold achievement level
Employee Engagement and Performance Management	5	Above benchmark for four quarters and full year	Maximum achievement level
Employee Wellness Optimization	5	Internal utilization goals exceeded	Maximum achievement level
Total	100	—	Between target and maximum on an overall basis
To the extent actual 2022 Bonus Plan performance was between the threshold and target performance levels, or between the target and maximum performance levels, linear interpolation was applied to determine the actual payout under each component of the 2022 Bonus Plan.
2022 BONUSES AWARDED
Actual awards for our NEOs were equal to an average of 184% of target award opportunities, as shown in the table below.

NAME	2022 TARGET BONUS (% of actual base salary)	2022 TARGET BONUS ($)	2022 ANNUAL CASH INCENTIVE BONUS ($)	BONUS AS A PERCENTAGE OF TARGET (%)
Allan P. Merrill	200	2,000,000	3,665,000	183.3
David I. Goldberg	125	625,000	1,157,500	185.2
Keith L. Belknap	125	718,750	1,331,125	185.2

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LONG-TERM INCENTIVE COMPENSATION

2020-2022 Performance Period
For the 2020-2022 performance period, the target long-term incentive award opportunities for our NEOs (expressed as percentages of base salary) were 300% for Mr. Merrill, 100% for Mr. Goldberg and 175% for Mr. Belknap. For this performance period, the Committee awarded one-third of the target award opportunity in restricted stock that vested ratably over 3 years and the remaining two-thirds of the opportunity in performance shares, the vesting of which was tied to the achievement of specific multi-year performance goals.

2021-2023 Performance Period
For the 2021-2023 performance period, all of our NEOs voluntarily reduced their target long-term incentive opportunities by 10% from the levels approved by the Committee. Accordingly, the target long-term incentive opportunities for this period (expressed as a percentage of base salary) are 270% for Mr. Merrill, 135% for Mr. Goldberg and 157.5% for Mr. Belknap. Additionally, based on recommendations from Pearl Meyer, and in an effort to help manage equity plan share usage while continuing to tie the majority (two-thirds) of long-term award opportunities to multi-year performance goals, the Committee utilized a three-component award mix consisting of a long-term, performance-based cash award, a performance shares award and a time-based restricted stock award, each equaling one-third of the total long-term incentive target award opportunity.

2022-2024 Performance Period
For the 2022-2024 performance period, Mr. Merrill's and Mr. Belknap's target long-term incentive award opportunities were restored to levels of 300% and 175% (expressed as percentages of base salaries), respectively. Mr. Goldberg's target long-term incentive award opportunity (expressed as percentage of base salary) was increased to 175% from 150%. The Committee approved the year-over-year adjustment for Mr. Goldberg to align all of the NEOs' salaries more closely with the 2022 Peer Group 50th percentile and as a continuation of the multi-year adjustment process associated with his promotion to Chief Financial Officer in November 2020. For this performance period, the Committee, as it did for the 2021-2023 performance period, utilized a three-component award mix consisting of a long-term, performance-based cash award, a performance shares award and a time-based restricted stock award, each equaling one-third of the total long-term incentive target award opportunity.
RESTRICTED STOCK
Time-based restricted stock awards vest ratably over a three-year period, beginning with the first anniversary of the grant date. In fiscal 2022, the NEOs were granted the following number of shares of restricted stock, which were calculated by dividing the applicable target award value by the average daily closing price of a share of common stock for the 30 consecutive trading days on the NYSE ending on November 12, 2021: Mr. Merrill: 54,854; Mr. Goldberg: 15,999; and Mr. Belknap: 18,399.
PERFORMANCE SHARES
In order to facilitate pay for performance, our core compensation philosophy continues to be focused on providing incentive compensation to our management team when they achieve key financial, operational and strategic objectives that the Compensation Committee and our Board of Directors believe are critical to enhancing long-term stockholder value. As part of that philosophy, the Committee believes that a significant portion of equity awards should be performance-based, with failure to reach such goals resulting in no compensation under a particular plan or metric. Accordingly, two-thirds of our senior executive management team’s overall long-term incentive awards are comprised of performance shares (and, with respect to awards for the 2021-2023 and 2022-2024 performance periods, performance cash awards) which reflect a target number of shares (and cash) that may be issued to the award recipient at the end of a three-year performance period based on the achievement of performance targets established at the time of grant. Performance share grant levels were determined by dividing target award values by the closing price of a share of our common stock on the date of grant.

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When determining awards, the Committee utilizes performance metrics consisting of a variety of key financial, operational and strategic objectives. In addition, in order to ensure the awards align with enhancing stockholder value, any awards earned at the end of the three-year performance period are subject to adjustment (by up to +/- 20%) based on our relative total shareholder return (TSR) performance over the same three-year performance period.
Performance Measures for the Fiscal 2020-2022 Performance Period
Each performance share award reflects a target number of shares (based on the fair market value of our common stock on the award date) that may be issued to the award recipient at the end of a three-year award cycle based on the achievement of performance targets that are either (a) applicable to cumulative results over the entire three-year performance period or (b) applicable only to the final fiscal year of the three-year performance period. At the end of each performance period, the Committee confirms performance against the applicable performance targets, and performance shares corresponding to the level of achievement during the performance period are calculated.
In determining fiscal year 2020-2022 performance share award metrics, the Committee considered the fluid nature of the housing market and the need to design metrics that would not be obsolete in the event of a change in strategy during the three-year performance period ending with fiscal 2022. The three metrics used for the fiscal 2020-2022 performance period were:

Cumulative pre-tax income (defined as the Company’s income from continuing operations, before taxes and excluding impairments and abandonments, bond losses and such other non-recurring items as the Committee may approve) over the entire three-year performance period;

Return on assets, based on the ratio of Adjusted EBITDA to total assets (defined as the Company’s total assets as shown on the consolidated balance sheet included in the Company’s Form 10-K for fiscal 2022) for fiscal 2022; and

Gatherings — A metric tied to the number of active Gatherings communities. The Committee believed this metric aligned with its rigorous and business strategy-focused approach and underscored its pay for performance philosophy.

Determination of Shares Earned for the Fiscal 2020-2022 Performance Period
Shares earned are based on achieving the Threshold, Target or Superior levels of performance on one or more of the metrics described above. One-third of target shares are earned for each metric achieving Threshold performance, two-thirds of target shares are earned for each metric achieving Target performance and 100% of target shares are earned for each metric achieving Superior performance. The shares earned on the three metrics are totaled, subject to both a 175% cap on primary funding metrics and a TSR Modifier to determine the final award.

To illustrate, achievement of a Threshold level of performance on each of the three metrics would result in 33.3% of target shares earned for each metric or a total of 100% of the target number of shares, subject to adjustment based on the TSR Modifier.

Superior-level performance on any one metric (100%) would earn a target number of shares subject to the TSR Modifier.

The maximum number of shares that can be earned based on the results of the three metrics described above would be 175% of Target, even if Superior performance is achieved on all three metrics (300% of target shares). In the event of such maximum achievements, the maximum adjustment under the TSR modifier of 20% would result in shares awarded totaling no more than 210% of target.

For performance between Threshold and Target or between Target and Superior, straight line interpolation between such levels is applied.

The Committee retains the discretion to reduce the number of shares finally awarded notwithstanding the number earned pursuant to the above, and to award any amounts in excess of target in cash instead of shares.

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Results for the Fiscal 2020-2022 Performance Period

Cumulative pre-tax income — The performance necessary to earn a Threshold, Target and Superior payout required a cumulative pre-tax income of $230.0 million, $250.0 million and $270.0 million, respectively. Actual cumulative pre-tax income for the fiscal 2020-2022 performance period was $501.2 million.

Return on Assets — The performance necessary to earn a Threshold, Target and Superior payout required a ROA for fiscal 2022 of 10%, 11% and 12%, respectively. Actual return on assets for fiscal 2022 was 16.23%.

Gatherings — Actual results for the 2020-2022 cycle were below threshold performance levels, resulting in no funding for this component. The specific performance targets for the Gatherings metric are not disclosed here because we believe that the disclosure would result in competitive harm to us by potentially disrupting our vendor and supplier relationships and providing competitors with insight into our business strategies beyond what is disclosed publicly.

In sum, threshold performance was not reached for one of the metrics, however, Superior performance was exceeded for two of the metrics, resulting in earned awards of 175.0% of Target. Earned awards were subject to adjustment based on our relative TSR, as discussed below.
While our target performance awards are based on specific metrics established at the time of grant, actual payouts of incentive compensation are also directly tied to stockholder value. Accordingly, after determining the number of shares earned based on the achievement of the performance measures for the fiscal 2020-2022 performance period, the following three-year relative TSR scale was applied as a modifier:

TSR PERCENTILE RANK VS. S&P HOMEBUILDERS SELECT INDUSTRY INDEX	ADJUSTMENT TO # OF PERFORMANCE SHARES
At or above 75th Percentile	+20%
70-74th Percentile	+15%
65-69th Percentile	+10%
60-64th Percentile	+5%
40-59th Percentile	No adjustment
35-39th Percentile	-5%
30-34th Percentile	-10%
25-29th Percentile	-15%
Below 25th Percentile	-20%
After application of the TSR modifier, the recipients’ percentage of awards earned attributable to the fiscal 2020-2022 performance period was reduced from 175.0% to 140.0% of Target.
Through heavy emphasis on variable, performance-based incentives with rigorous performance goals based on key financial, operational and strategic objectives and actual payouts subject to adjustment based on stockholder returns, the Committee believes our long-term incentive program appropriately aligns pay for performance while promoting stockholder value creation.

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Performance Shares Issued for the Fiscal 2020-2022 Performance Period
Shares issued in November 2022 to NEOs for the fiscal 2020-2022 performance period are set forth in the following table:

NAME	PERFORMANCE SHARES AWARD TARGET (#)	PERFORMANCE SHARES EARNED (#)	PERFORMANCE SHARES EARNED AS A PERCENTAGE OF AWARD TARGET (%)
Allan P. Merrill	124,839	174,775	140.00
David I. Goldberg	13,871	19,419	140.00
Keith L. Belknap	40,332	56,465	140.00
Performance Measures for 2022-2024 Performance Period
For performance shares and performance cash awards related to the 2022-2024 performance period, the Committee, as it did for the fiscal 2021-2023 performance period, determined that the Company's ongoing commitment to increase the energy efficiency of its homes and to build only Net Zero Energy Ready homes by the end of 2025 warranted accountability through the long-term incentive awards program. The Committee again used the performance metric, as it did for the 2021-2023 performance period, directly linking the Home Energy Rating System (HERS®) results for homes built by the Company. The Committee, however, set the performance targets for this metric for the 2022-2024 performance period at levels of increased difficulty compared to the 2021-2023 performance period.
HERS is an industry-leading home building scoring system developed by the Residential Energy Services Network (RESNET), an independent non-profit organization, for inspecting and calculating a home's energy performance after construction is complete. The specific performance targets for energy performance are not disclosed here because we believe that the disclosure would result in competitive harm to us by potentially disrupting our vendor and supplier relationships and providing competitors with insight into our business strategies beyond what is disclosed publicly. The Committee believes management’s ability to achieve the specific performance targets and the level of difficulty associated with meeting these performance targets is consistent with the other metrics and consistent with the performance required to meet our Net Zero Energy Ready commitment by the end of 2025.
Performance metrics for 2022-2024 performance period also include the following objectives:

Cumulative pre-tax income — The performance necessary to earn a Threshold payout requires a cumulative pre-tax income of $750 million, Target payout requires a cumulative pre-tax income of $800 million, and the performance necessary to earn a Superior payout requires a cumulative pre-tax income of at least $850 million.

Return on assets — The performance necessary to earn a Threshold payout requires an average return on assets for the performance period of 13%, Target payout requires an average return on assets of 14%, and the performance necessary to earn a Superior payout requires an average return on assets for the performance period of at least 15%.

Target goals for cumulative pre-tax income and return on assets, which were set in November 2021, were set significantly higher than the targets for the 2021-2023 award cycle, as well as actual results for the 2019-2021 performance period.
Consistent with past practice, the actual number of performance shares and cash earned will be based on achieving the Threshold, Target or Superior levels of performance on one or more of the metrics described above. One-third of target shares and cash will be earned for each metric achieving Threshold performance, two-thirds of target shares and cash will be earned for each metric achieving Target performance and 100% of target shares and cash will be earned for each metric achieving Superior performance. The shares and cash earned on the three metrics will be totaled and will be subject to a 175% cap and a relative TSR modifier in order to determine the final award.

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BENEFITS

Our NEOs receive the standard benefits available to all employees, including: group health (medical, dental, pharmacy, and vision), group life, accidental death and dismemberment, business travel accident, disability plans, defined contribution retirement plans (a Money Purchase Retirement Plan and a 401(k) Savings Plan), and vacation.
Deferred Compensation Plan
The Company maintains the Beazer Homes Deferred Compensation Plan, or the Deferred Plan, to provide eligible employees the opportunity to defer a portion of their current compensation. With respect to fiscal 2022, the Company made a contribution to the Deferred Plan for the benefit of each NEO as follows: Mr. Merrill, $100,000; Mr. Goldberg, $50,000, and Mr. Belknap, $50,000. These contributions are made in regular installments and are subject to several restrictions and limitations including the Committee’s right to terminate or suspend any such contribution in the future.
Other Benefits
We do not have a defined benefit pension plan or supplemental executive retirement plan. Our executive management team, including our NEOs, participate in our various benefit programs on the same terms as other employees. The Company does not provide to its NEOs supplemental executive retirement plans, company cars (or automobile reimbursements), club memberships or other significant perquisites.

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STOCK OWNERSHIP AND HOLDING REQUIREMENTS

The Company maintains a stock ownership and holding policy that requires NEOs and members of the Board of Directors to acquire and retain a meaningful level of stock ownership in the Company. The current stock ownership requirements are based on a multiple of base salary or annual retainer, as applicable, and are as set forth below:

MULTIPLE OF BASE SALARY/ ANNUAL RETAINER
CEO	5.0 x base salary
Other NEOs	3.0 x base salary
Non-employee Directors	5.0 x annual cash retainer
For purposes of the stock ownership policy, the following types of shareholdings are counted towards an individual’s stock ownership: (i) stock that is considered beneficially owned and (ii) two-thirds of service-based restricted stock. Unearned performance shares and unexercised stock options (including vested "in-the-money" options) do not count towards ownership requirements. Individuals subject to this policy are required to be in compliance with ownership requirements no later than the fifth anniversary of the date the individual becomes a NEO or director. The policy also requires NEOs and directors to hold 50% of net after-tax shares issued upon vesting of restricted stock, performance shares or stock option exercises until their required respective stock ownership levels are achieved. As of December 15, 2022, each of our NEOs and directors was in compliance with the requirements of our stock ownership and holding policy.

COMPENSATION CLAWBACK POLICY

The Committee has adopted an incentive compensation clawback policy that would enable the Company to clawback all or a portion of incentive compensation in the event an individual’s misconduct causes the Company to issue a restatement of its financial statements, to the extent that such individual’s incentive compensation was based on the misstated financials.
In addition, awards under our 2014 Long-Term Incentive Plan are subject not only to our existing clawback policy but any other clawback policy adopted by the Compensation Committee, and the Committee has the authority to recoup or cancel awards if a participant engages in “detrimental activity” with respect to the Company.
As described in further detail under “Executive Compensation — Potential Payments Upon Termination or Change of Control,” pursuant to the severance agreements with each of our NEOs, any incentive compensation that is paid or granted to the NEOs will be subject to recoupment under the terms thereof.

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RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

The Committee does not believe our compensation programs encourage inappropriate risk taking. The Committee, with assistance from Pearl Meyer, arrived at this conclusion for the following reasons:

Our employees receive both fixed and variable compensation. The fixed portion provides a steady income regardless of the Company’s stock price or financial performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price.

Incentive award opportunities are tied to multiple metrics over various time periods that align with key financial, operational and strategic objectives.

Incentive award opportunities are capped, with incentive payouts subject to clawback provisions.

Our equity awards for executives generally vest over three-year periods, which discourages short-term risk taking while also enhancing retention.

Our equity ownership and holding requirements encourage a long-term perspective by our executives.

Our equity compensation plan provides that our executives’ unvested long-term equity compensation is forfeited upon voluntary termination.

REPORT OF THE
COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis set forth above be included in this Proxy Statement.
DAVID J. SPITZ (CHAIR)
LLOYD E. JOHNSON
PETER M. ORSER
NORMA A. PROVENCIO
The Members of the Compensation Committee

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EXECUTIVE
COMPENSATION
SUMMARY COMPENSATION TABLE

The table below summarizes compensation information for our NEOs for the fiscal years 2022, 2021 and 2020.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($) (1)	STOCK OPTIONS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (2)	ALL OTHER COMPENSATION ($) (3)	TOTAL ($)
Allan P. Merrill President and Chief Executive Officer	2022	999,135	—	2,265,442	—	3,665,000	109,150	7,038,727
	2021	926,384	—	1,671,256	—	2,808,679	108,700	5,515,019
	2020	879,904	—	3,094,751	—	3,002,673	108,550	7,085,878
David I. Goldberg(4) Senior Vice President and Chief Financial Officer	2022	497,404		660,752		1,157,500	58,808	2,374,464
	2021	403,808		364,234		699,598	50,163	1,517,803

Keith L. Belknap Executive Vice President and General Counsel	2022	573,788	—	759,860	—	1,331,125	58,812	2,723,585
	2021	513,074	—	539,935	—	1,111,126	58,367	2,222,502
	2020	487,331	—	999,830	—	1,187,871	58,427	2,733,459

Represents the aggregate grant date fair value of restricted stock and performance shares awarded in each of the fiscal years indicated above, determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the NEOs. The grant date fair value of the performance shares was calculated based on a “Monte Carlo” simulation model, which utilizes numerous arbitrary assumptions about financial variables that determine the probability of satisfying the performance conditions stipulated in the award. Further information regarding the valuation of stock and option awards can be found in Notes 2 and 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022. We caution that the amounts reported in the table for equity-related awards and, therefore, total compensation, may not represent the amounts that each NEO will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including Company performance and stock price. For more information on restricted stock and performance shares, see “Compensation Discussion and Analysis — Elements of Fiscal 2022 Compensation Program — Long-Term Incentive Compensation” above.

Amounts in this column are paid pursuant to the Company’s short-term incentive plan as described under “Compensation Discussion and Analysis — Elements of Fiscal 2022 Compensation Program — Short-Term Incentive Compensation” above.

For information on All Other Compensation, see table below.
Mr. Goldberg was appointed CFO effective November 20, 2020.
ALL OTHER COMPENSATION

The table below provides a detailed breakdown of the amounts for fiscal 2022 under “All Other Compensation” in the Summary Compensation Table above.

NAME	YEAR	DEFERRED COMPENSATION OR DISCRETIONARY LUMP SUM CONTRIBUTIONS ($)	401(K) COMPANY MATCH ($)	TOTAL ($)
Allan P. Merrill	2022	100,000	9,150	109,150
David I. Goldberg	2022	50,000	8,808	58,808
Keith L. Belknap	2022	50,000	8,812	58,812

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GRANTS OF PLAN-BASED AWARDS TABLE

The following table shows information about eligible or granted plan-based awards in fiscal 2022 to our NEOs.

NAME	AWARD TYPE (1)	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (2)			ESTIMATED FUTURE ISSUANCES OF SHARES UNDER EQUITY INCENTIVE PLANS (3)			ALL OTHER STOCK-BASED AWARDS (#) (4)	GRANT DATE FAIR VALUE OF STOCK- BASED AWARDS ($) (5)	ALL OTHER OPTION AWARDS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	SUPERIOR (#)
Allan P. Merrill	BP	11/12/21	1,000,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	PA	11/12/21	—	1,000,000	2,100,000	—	—	—	—	—	—	—
	RS	11/12/21	—	—	—	—	—	—	54,854	1,173,876	—	—
	PS	11/12/21	—	—	—	—	46,728	98,129	—	1,091,566	—	—
David I. Goldberg	BP	11/12/21	312,500	625,000	1,250,000	—	—	—	—	—	—	—
	PA	11/12/21	—	291,667	612,501	—	—	—	—	—	—	—
	RS	11/12/21	—	—	—	—	—	—	15,999	342,379	—	—
	PS	11/12/21	—	—	—	—	13,629	28,621	—	318,373	—	—
Keith L. Belknap	BP	11/12/21	359,375	718,750	1,437,500	—	—	—	—	—	—	—
	PA	11/12/21	—	335,417	704,376	—	—	—	—	—	—	—
	RS	11/12/21	—	—	—	—	—	—	18,399	393,739	—	—
	PS	11/12/21	—	—	—	—	15,673	32,913	—	366,121	—	—

Award Type: “BP” means potential cash awards under 2022 Short-Term Incentive Plan; "PA" means performance cash awards under the 2022 Long-Term Incentive Plan; “RS” means shares of time-vesting restricted stock; “PS” means performance share awards under the 2022 Long-Term Incentive Plan.

Amounts represent the range of possible cash payouts for fiscal 2022 under the 2022 Short-Term Incentive Plan, as described under “Compensation Discussion and Analysis — Elements of Fiscal 2022 Compensation Program — Short-Term Incentive Compensation” above, and the range of possible cash payouts for performance cash awards under the 2022 Long-Term Incentive Plan, assuming achievement of threshold, target and superior performance. See "Compensation Discussion and Analysis — Elements of Fiscal 2022 Compensation Program -— Long-Term Incentive Compensation — Performance Measures for 2022-2024 Performance Period" above. The awards that were earned based on actual performance for fiscal 2022 were paid in November 2022 and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Represents the range of shares of Common Stock that may vest after the end of the three-year award cycle applicable to a performance share award, assuming achievement of threshold, target and superior performance. See “Compensation Discussion and Analysis — Elements of Fiscal 2022 Compensation Program — Long-Term Incentive Compensation — Performance Measures for 2022-2024 Performance Period” above.

Represents time-vested restricted stock. The shares of restricted stock generally vest in equal installments on the first, second and third anniversaries of the grant date. See “Compensation Discussion and Analysis — Elements of Fiscal 2022 Compensation Program — Long-Term Incentive Compensation — Restricted Stock” above.

See footnote 1 to the Summary Compensation Table above for an explanation of the calculation of the grant date fair value of stock-based awards.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table provides information with respect to outstanding unexercised options and unvested performance shares and restricted stock held by our NEOs at September 30, 2022.

			OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE		NUMBER OF SECURITIES UNDERLYING OPTIONS/SARS		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OF STOCK THAT HAVE NOT VESTED (#) (1)	MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED ($) (2)	NUMBER OF PER- FORMANCE SHARES THAT HAVE NOT VESTED (#)		MARKET VALUE OF PERFOR- MANCE SHARES THAT HAVE NOT VESTED ($) (3)
			(#)
			EXERCISABLE	UNEXERCIS-ABLE
Allan P. Merrill	5/22/19		—	5,000	9.62	5/22/27	—	—	—		—
	11/15/19		—	—	—	—	20,807	201,204	—		—
	11/15/19	(4)	—	—	—	—	—	—	174,775	(4)	1,690,074
	11/16/20		—	—	—	—	38,656	373,804	—		—
	11/16/20	(5)	—	—	—	—	—	—	56,130	(5)	542,777
	11/12/21		—	—	—	—	54,854	530,438	—		—
	11/12/21	(6)	—	—	—	—	—	—	46,728	(6)	451,860
David I. Goldberg	11/15/19		—	—	—	—	2,312	22,357	—		—
	11/15/19	(4)	—	—	—	—	—	—	19,419	(4)	187,782
	11/16/20		—	—	—	—	8,425	81,470	—		—
	11/16/20	(5)	—	—	—	—	—	—	12,233	(5)	118,293
	11/12/21		—	—	—	—	15,999	154,710	—		—
	11/12/21	(6)	—	—	—	—	—	—	13,629	(6)	131,792
Keith L. Belknap	11/15/19		—	—	—	—	6,722	65,002	—		—
	11/15/19	(4)	—	—	—	—	—	—	56,465	(4)	546,017
	11/16/20		—	—	—	—	12,489	120,769	—		—
	11/16/20	(5)	—	—	—	—	—	—	18,134	(5)	175,356
	11/12/21		—	—	—	—	18,399	177,918	—		—
	11/12/21	(6)	—	—	—	—	—	—	15,673	(6)	151,558

Award vests ratably over a three-year period.
Reflects the value using the closing price of common stock on the NYSE on the last trading day of fiscal 2022 (September 30, 2022) of $9.67 per share.
“Market value” is calculated by multiplying the number of shares that have not vested by the closing price of common stock on the NYSE on September 30, 2022 of $9.67 per share.

Represents performance shares awarded in fiscal 2020 for a three-year performance period (fiscal 2020 through fiscal 2022). The performance shares shown are based on actual performance. See “Compensation Discussion and Analysis — Elements of Fiscal 2022 Compensation Program — Long-Term Incentive Compensation — Performance Shares” above. These performance shares vested in November 2022. For more information regarding these performance shares, see pages 40-41 of the Company’s proxy statement filed with the SEC on December 18, 2020.

Represents performance shares awarded in fiscal 2021 for a three-year performance period (fiscal 2021 through fiscal 2023). The performance shares shown assume target performance for the award cycle. For more information regarding these performance shares, see pages 37-38 of the Company’s proxy statement filed with the SEC on December 21, 2021.

Represents performance shares awarded in fiscal 2022 for a three-year performance period (fiscal 2022 through fiscal 2024). The performance shares shown assume target performance for the award cycle. See “Compensation Discussion and Analysis — Elements of Fiscal 2022 Compensation Program — Long-Term Incentive Compensation — Performance Shares” above.

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OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of performance shares and restricted stock during fiscal 2022 for each NEO.

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED UPON VESTING ($)
Allan P. Merrill	360,185	7,753,712
David I. Goldberg	25,825	557,886
Keith L. Belknap	97,190	2,092,921
NON-QUALIFIED DEFERRED COMPENSATION TABLE

The table below provides supplemental information relating to compensation deferred during fiscal 2022 under the terms of the Beazer Homes Deferred Compensation.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	COMPANY CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS/ (LOSSES) IN LAST FY ($) (1)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($) (2)
Allan P. Merrill	0	100,000	(507,300)	0	1,951,795
David I. Goldberg	0	50,000	(15,618)	0	75,690
Keith L. Belknap	0	50,000	(41,268)	0	232,719

Represents amounts of earnings on the balance of the participants’ accounts that are attributable to the performance of independently managed funds available to and selected by each participant under the Deferred Plan and in which deferred amounts are deemed to be invested. None of the earnings in this column are included in the “Summary Compensation Table” above because they were not preferential or above-market.
Aggregate balances include unvested amounts of Company contributions.
Narrative Disclosure to Non-Qualified Deferred Compensation Table
Under the Deferred Plan, participants select from a menu of investment options which track a variety of independently managed benchmark funds in which the funds are deemed to be invested. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participants’ account. There is no guaranteed rate of return on these funds and the rate of return depends on the participants’ deemed investment option elections and on the market performance of the underlying funds. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Internal Revenue Code. Our obligations under the Deferred Plan are unsecured general obligations and rank equally with our other unsecured general creditors. Amounts deferred by participants and earnings and losses thereon are 100% vested.

46

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE OF CONTROL

SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
We have severance and change of control agreements with each of our NEOs. The agreements set forth each executive’s then current base salary, eligibility to receive awards pursuant to short-term and long-term incentive compensation programs, deferred compensation and severance payments, all of which are described in greater detail below. The agreements are substantially identical in non-economic terms and set forth each executive’s non-competition and non-solicitation, confidentiality and intellectual property obligations. Base salaries, performance metrics and actual target opportunities for any given year remain within the discretion of the Company’s Compensation Committee.
The agreements provide for a lump sum severance payment in the event of a “change of control” of the Company followed by a termination of the executive without “cause” or a resignation by the executive for “good reason” within two years of the change of control. In such event, the severance payment for Mr. Merrill would be three times the sum of his then current base salary and annual cash incentive bonus target for the fiscal year in which the termination occurs, and, in the case of Messrs. Goldberg and Belknap, the severance payments would be two times the sum of the executive’s then current base salary and target annual incentive bonus for the fiscal year in which the termination occurs, in each case payable in a lump sum.
Where there is no change of control, in the event of a termination of the executive without “cause” or a resignation by the executive for “good reason,” such executive would receive a severance payment. The severance payment for Mr. Merrill in this situation would be (1) two times the sum of his then current base salary and target annual incentive bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months, and (2) a pro rata annual incentive bonus for the fiscal year in which the termination occurs calculated based on actual performance for the year, payable at the same time bonuses are paid to other executives. For Messrs. Goldberg and Belknap, the severance payment would be (1) one and one-fourth times the sum of the executive’s then current base salary and target annual incentive bonus for the fiscal year in which termination occurs, payable in equal installments over twelve months, and (2) a pro rata annual incentive bonus for the fiscal year in which the termination occurs calculated based on actual performance for the year, payable at the same time bonuses are paid to other executives. No severance will be payable in the event the executive is terminated for “cause” or the executive resigns without “good reason.”
The agreements do not entitle the executives to any extension or continuation of employee benefits after termination, except in the event the executive is entitled to receive severance pay, in which case the executive may receive up to twelve months of coverage under the group health, dental and vision plans the executive participated in prior to termination. In addition, there is no provision to “gross up” any payment to account for taxes for which the executive may be liable. Under the agreements, any incentive compensation that is paid or granted to the executives will be subject to recoupment under the terms of the Company’s “clawback” policy.
DISPOSITION OF OUTSTANDING EQUITY AWARDS
The severance and change of control agreements with each of our NEOs also govern the disposition of outstanding equity awards issued under our 2014 Long-Term Incentive Plan in the event the executive’s employment is terminated under various scenarios or in the event there is a change of control of the Company.
Termination of Employment by the Company with Cause or Resignation by Executive
Pursuant to the severance agreements, equity grants under our 2014 Long-Term Incentive Plan provide that all unvested awards will be forfeited in the event the executive is terminated by the Company for “cause” or the executive voluntarily resigns and the resignation is without Good Reason and not within two years after of a change of control of the Company.
Termination of Employment by the Company without “Cause,” by Executive for Good Reason or Retirement
If the executive’s employment is terminated by the Company without cause, the executive resigns for “good reason,” or the executive retires, unvested equity grants under our 2014 Long-Term Incentive Plan will generally vest as follows:

47

•    awards that vest solely on a time basis will vest pro rata based on the number of months the executive was employed during the applicable vesting period; and
•    awards that vest based on the Company’s performance will vest pro rata based on the Company’s performance during the applicable performance period and the number of months the executive was employed during such period.
Death or Disability
If the executive’s employment is terminated due to death or disability, all unvested equity grants under our 2014 Long-Term Incentive Plan will fully vest.
Change of Control
In the event of an anticipated change of control of the Company, the Company’s Compensation Committee has the authority to determine that awards granted under our 2014 Long-Term Incentive Plan:
•    will be continued by the Company (if the Company is the surviving entity);
•    will be assumed by the surviving entity or its parent or subsidiary; or
•    will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the outstanding award.
If an award is continued, assumed or substituted upon a change of control, such award will generally provide similar terms and conditions and preserve the same benefits as the outstanding award that is being continued or replaced, and, in the event executive’s employment is terminated without cause or the executive terminates his employment for good reason within two years following the change of control, the unvested outstanding award (or assumed or substituted award) will fully vest. Awards that are not continued, assumed or substituted upon a change of control will fully vest, subject to the Compensation Committee's discretion.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE
The table below summarizes the compensation payable to each NEO in the event of termination of employment. The amount of compensation payable to each NEO in each situation is listed, assuming termination had occurred on the last day of our most recent fiscal year, September 30, 2022. All equity awards have been valued as of September 30, 2022, the last trading day in the fiscal year.

		TYPE OF TERMINATION
NAME	PAYMENT OR BENEFIT TYPE	TERMINATION FOLLOWING CHANGE OF CONTROL WITHOUT CAUSE ($)	DEATH OR DISABILITY ($)	WITHOUT CAUSE OR FOR GOOD REASON ($)
Allan P. Merrill	Severance	9,000,000	—	9,665,000
	Vesting of Unvested Long-Term Awards	5,579,902	5,580,152	3,395,455
	Benefits Continuation	15,994	—	15,994
	Total	14,595,896	5,580,152	13,076,449
David I. Goldberg	Severance	2,250,000	—	2,563,750
	Vesting of Unvested Long-Term Awards	1,160,200	1,160,200	590,054
	Benefits Continuation	—	—	—
	Total	3,410,200	1,160,200	3,153,804
Keith L. Belknap	Severance	2,587,500	—	2,948,313
	Vesting of Unvested Long-Term Awards	1,827,184	1,827,184	1,100,006
	Benefits Continuation	17,662	—	17,662
	Total	4,432,346	1,827,184	4,065,981

48

PAY RATIO

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee.
We identified the median employee using the employee population on September 30, 2022 that received taxable compensation (other than our Chief Executive Officer) for the fiscal year 2022, which included our reviewing gross compensation, excluding equity, within the fiscal year 2022. Compensation was annualized for employees who joined the Company during the fiscal year. The annual total compensation of our median employee (other than the Chief Executive Officer) for the fiscal year 2022 was $110,862. As disclosed in the Summary Compensation Table above, our Chief Executive Officer’s annual total compensation for fiscal 2022 was $7,038,727. For purposes of determining the ratio, the annual total compensation of the CEO and the median employee includes the dollar value of non-discriminatory health and welfare benefit contributions made by the Company, which are not required to be reported as compensation in the Summary Compensation Table. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 64:1.
This information is being provided for compliance purposes. Because SEC rules permit significant flexibility in terms of approaches used to calculate compensation and identify the median employee, comparisons of pay ratios among companies may not be very meaningful, even for companies within the same industry. Neither the Compensation Committee nor the executives of our Company used the pay ratio measure in making compensation decisions.

49

SECURITY
OWNERSHIP
GREATER THAN 5% BENEFICIAL OWNERS

The following table sets forth, to the best of our knowledge and belief, certain information regarding the beneficial ownership of our common stock by each person known to the Company to be the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of more than 5% of our outstanding common stock, based on the number of shares of our common stock outstanding as of December 15, 2022.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF COMMON SHARES BENEFICIALLY OWNED	PERCENT OF OUTSTANDING (1)

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	2,776,160	8.86%

The Vanguard Group(3) 100 Vanguard Blvd Malvem, PA 19355	1,651,463	5.27%

Towle & Co. (4) 50 S. Steele Street, Suite 1000 Denver, CO 80209	1,536,581	4.90%

Based upon 31,347,439 shares of common stock outstanding as of December 15, 2022. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

Based upon information set forth in a Schedule 13G/A filed by BlackRock, Inc. on February 7, 2022, BlackRock, Inc. reported beneficial ownership and sole voting power of 2,581,797 shares and beneficial ownership and sole dispositive power of 2,776,160 shares.

Based upon information set forth in a Schedule 13G filed by The Vanguard Group on February 9, 2022, The Vanguard Group reported beneficial ownership and sole voting power of 0 shares, beneficial ownership and shared voting power of 41,752 shares, beneficial ownership and sole dispositive power of 1,610,397 shares, and beneficial ownership and shared dispositive power of 41,066 shares.

Based upon information set forth in a Schedule 13G/A filed by Towle & Co. on February 15, 2022, Towle & Co. reported beneficial ownership and sole voting power of 1,536,581 shares and beneficial ownership and sole dispositive power of 1,536,581 shares.

50

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information, as of December 15, 2022, with respect to the beneficial ownership of our common stock by each director, each of our NEOs, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

NAME OF BENEFICIAL OWNER	NUMBER OF COMMON SHARES BENEFICIALLY OWNED (1) (2) (3) (4)	PERCENT OF OUTSTANDING (5)
Elizabeth S. Acton	88,534	*
Keith L. Belknap	247,349	*
David I. Goldberg	158,958	*
Lloyd E. Johnson	23,555	*
Allan P. Merrill	1,335,872	4.26%
Peter M. Orser	70,569	*
Norma A. Provencio	92,714	*
Danny R. Shepherd	76,719	*
David J. Spitz	40,323	*
C. Christian Winkle	57,399	*
Directors and Executive Officers as a Group (10 persons)	2,191,992	6.99%
*Less than 1%
    Beneficial ownership includes shares of unvested, time-based restricted stock: Ms. Acton - 14,181, Mr. Belknap - 46,958, Mr Goldberg -43,326, Mr Johnson - 14,181,Mr. Merrill - 140,710, Mr. Orser -14,181, Ms. Provencio - 14,181, Mr. Shepherd - 14,181, Mr.Spitz - 14,181 and Mr. Winkle 14,181.
    Beneficial ownership for Messrs. Merrill, Goldberg and Belknap includes unvested performance shares granted in November 2020, November 2021 and November 2022: Mr. Merrill - 179,915, Mr. Goldberg - 51,708 and Mr. Belknap - 59,653.
    Beneficial ownership includes shares underlying vested stock options: Mr. Merrill - 5,000.
    All of the vested shares beneficially owned by Ms. Acton are held indirectly through the Robert and Elizabeth Acton Living Trust dated as of December 17, 2010 as amended. All of the vested shares beneficially owned by C. Christian Winkle are held indirectly through the Charles C. Winkle Revocable Trust UA 9/29/18. 1,185 of the vested shares beneficially owned by David I. Goldberg are held indirectly through the David I. Goldberg & Susan S. Goldberg JT Ten WROS account. 5,600 of the vested shares beneficially owned by Norma A. Provencio are held indirectly through an IRA account.
    Based upon 31,347,439 shares of outstanding common stock as of December 15, 2022 and shares deemed outstanding with respect to each person pursuant to Exchange Act Rule 13d-3(d)(1). Adjusted as necessary to reflect the shares issuable to such person upon the vesting or exercise of his stock options listed in footnote 3 above (and assuming no other stock options are exercised). Shares of common stock subject to stock options that are currently exercisable or vested, or will become exercisable or vested within 60 days of December 15, 2022, are deemed outstanding for computing the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage ownership of any other persons.

51

EXECUTIVE OFFICERS
BIOGRAPHICAL INFORMATION

Biographical information, as of September 30, 2022, for the executive officers of the Company is set forth below. Biographical information for Allan P. Merrill is set forth above under “Proposal 1 — Election of Directors — Nominees.”
KEITH L. BELKNAP. Mr. Belknap, 64, joined the Company as Executive Vice President, General Counsel and Corporate Secretary in January 2018. Mr. Belknap was previously EVP, Business Development, General Counsel and Chief Compliance Officer of Mueller Water Products, Inc. Previously, he served as SVP and General Counsel of PRIMEDIA, Inc., a digital media and real estate advertising company. In addition, Mr. Belknap held senior legal positions with PPG Industries and Georgia-Pacific Corporation. He began his legal career at Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Belknap received a Bachelor of Arts degree from the University of Tulsa and a Juris Doctor from Harvard Law School.
DAVID I. GOLDBERG. Mr. Goldberg, 45, was appointed Senior Vice President and Chief Financial Officer and became an executive officer of the Company on November 20, 2020. Mr. Goldberg joined the Company in March 2015, serving as the Company’s Vice President, Treasurer and Head of Investor Relations prior to his appointment as Senior Vice President and Chief Financial Officer. Previously, Mr. Goldberg served as the lead Equity Research analyst for the US housing sector at UBS Investment Bank in New York, where he was widely recognized for his broader industry insights and stock specific research. Mr. Goldberg received a Bachelor of Arts from American University and a MBA from Columbia University.

52

TRANSACTIONS WITH
RELATED PERSONS
REVIEW, APPROVAL OR RATIFICATION OF
TRANSACTIONS WITH RELATED PERSONS

The Audit Committee of our Board of Directors, in accordance with its charter and our Related Party Transactions Policy, is responsible for the review and prior approval of all proposed related party transactions to identify potential conflict of interest situations. Any identified related party transactions are then presented to our Board of Directors for approval and implementation of appropriate action to protect us from potential conflicts of interest. We have also adopted a Code of Ethics pursuant to which all directors and employees must disclose any potential conflicts of interest or related party transactions prior to entering into any such transactions.
There were no reportable transactions with related persons during fiscal 2022.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The members of our Compensation Committee during fiscal 2022 were Messrs. Johnson, Orser and Spitz and Ms. Provencio. None of the members of our Compensation Committee has ever been an officer or employee of the Company or any of our subsidiaries. None of the members of our Compensation Committee had any relationship requiring disclosure under “Transactions with Related Persons.” During fiscal 2022, none of our executive officers served as a director or member of the compensation committee (or other committee of the board of directors performing equivalent functions) of another entity that had an executive officer serving on our Board of Directors.
PROPOSALS FOR THE
NEXT ANNUAL MEETING
PROPOSALS TO BE INCLUDED IN OUR PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING

Any proposal by a stockholder to be included in the proxy statement for our 2024 annual meeting of stockholders must be received at our principal executive offices, 2002 Summit Boulevard, 15th Floor, Atlanta, Georgia 30319, not later than August 23, 2023. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

53

STOCKHOLDER PROPOSALS REGARDING NOMINATIONS OR
OTHER BUSINESS AT THE 2024 ANNUAL MEETING

Any proposal by a stockholder for nominations or other business at our 2024 annual meeting of stockholders (outside of the processes for proposals to be included in the proxy statement for our 2024 annual meeting of stockholders described above) must be received at our principal executive offices, 2002 Summit Boulevard, 15th Floor, Atlanta, Georgia 30319, no earlier than July 24, 2023 and no later than August 23, 2023. Any such notice must also meet the other requirements of our by-laws relating to stockholder proposals. In addition, the deadline for providing notice to the Company under Rule 14a-19 of the Exchange Act of a stockholder's intent to solicit proxies in support of nominees must be submitted in accordance with, and within the time period prescribed in, the advance notice provisions of our by-laws.
OTHER
INFORMATION
Management does not know of any items, other than those referred to in this Proxy Statement, which may properly come before the meeting or other matters incident to the conduct of the meeting.
As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or any proposal to adjourn or postpone the meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
By Order of the Board of Directors,

Keith L. Belknap
Corporate Secretary
Dated: December 21, 2022

54

ANNEX I
NON-GAAP RECONCILIATION

Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, debt extinguishment, impairments and abandonments, and other non-recurring items) to total Company net income, the most directly comparable GAAP measure, is provided for the period shown below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies’ respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

FISCAL YEAR ENDED SEPTEMBER 30, 2022 (IN THOUSANDS)
Net income	$220,704
Expense from income taxes	$53,267
Interest amortized to home construction and land sales expenses and capitalized interest impaired	$72,058
EBIT	$346,029
Depreciation and amortization	$13,360
EBITDA	$359,389
Gain on extinguishment of debt	$(309)
Stock-based compensation expense	$8,478
Inventory impairments and abandonments (a)	$2,524
Adjusted EBITDA	$370,082
(a) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired."

A

BEAZER HOMES
1000 ABERNATHY ROAD, SUITE 260
ATLANTA, GA 30328
WWW.BEAZER.COM

BEAZER HOMES

BEAZER HOMES USA, INC.
1000 ABERNATHY ROAD, SUITE 260
ATLANTA, GA 30328

SCAN TO
VIEW MATERIALS & VOTE

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D94197-P83163

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEAZER HOMES USA, INC.

The Board of Directors recommends you vote FOR each nominee named in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Elizabeth S. Acton	☐	☐	☐
1b. Lloyd E. Johnson	☐	☐	☐
1c. Allan P. Merrill	☐	☐	☐
1d. Peter M. Orser	☐	☐	☐
1e. Norma A. Provencio	☐	☐	☐
1f. Danny R. Shepherd	☐	☐	☐
1g. David J. Spitz	☐	☐	☐
1h. C. Christian Winkle	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3, and for ONE YEAR on Proposal 4.

	For	**Against**	**Abstain**
2. The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2023.	☐	☐	☐
3. An advisory vote regarding the compensation paid to the Company's named executive officers.	☐	☐	☐

	One Year	**Two Years**	**Three Years**	**Abstain**
4. An advisory vote on the frequency of our stockholder advisory vote regarding the compensation paid to the Company's named executive officers.	☐	☐	☐	☐

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF BEAZER HOMES USA, INC.

February 9, 2023

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D94198-P83163

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated December 21, 2022, hereby appoints Allan P. Merrill and Keith L. Belknap (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.001, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Beazer Homes USA, Inc. to be held at 8:30 a.m., Eastern Time, on Thursday, February 9, 2023, at the Hyatt Regency Atlanta Perimeter at Villa Christina, 4000 Summit Boulevard, Atlanta, Georgia 30319, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on reverse side)

Your **Vote** Counts!

BEAZER HOMES USA, INC.

2023 Annual Meeting
Vote by February 8, 2023
11:59 PM ET

BEAZER HOMES

BEAZER HOMES USA, INC.
1000 ABERNATHY ROAD, SUITE 260
ATLANTA, GA 30328

D94190-P83163

You invested in BEAZER HOMES USA, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on February 9, 2023.**

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V1.1

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THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors **Nominees:** 1a. Elizabeth S. Acton	For
1b. Lloyd E. Johnson	For
1c. Allan P. Merrill	For
1d. Peter M. Orser	For
1e. Norma A. Provencio	For
1f. Danny R. Shepherd	For
1g. David J. Spitz	For
1h. C. Christian Winkle	For
2. The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2023.	For
3. An advisory vote regarding the compensation paid to the Company's named executive officers.	For
4. An advisory vote on the frequency of our stockholder advisory vote regarding the compensation paid to the Company's named executive officers.	One Year

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting and any adjournments or postponements thereof.

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D94191-P83163